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                       SENIOR SUBORDINATED INCREASING RATE

                             NOTE PURCHASE AGREEMENT

                                      among

                          IRI INTERNATIONAL CORPORATION

                      ENERGY SERVICES INTERNATIONAL LIMITED

                                       and

                        STRATEGIC RESOURCE PARTNERS FUND




                          -----------------------------

                           Dated as of March 31, 1997
                          -----------------------------



                                   $31,000,000


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                                TABLE OF CONTENTS
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ARTICLE I

                                                    DEFINITIONS
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         Section 1.1           Defined Terms....................................................................  1
         Section 1.2           Interpretation................................................................... 16

                                                     ARTICLE II

                                           REPRESENTATIONS AND WARRANTIES

         Section 2.1           Representations and Warranties in the Acquisition Agreements and
                               the Senior Credit Facility....................................................... 16
         Section 2.2           Organization; Good Standing...................................................... 16
         Section 2.3           Due Authorization and Enforceability............................................. 17
         Section 2.4           No Conflicts..................................................................... 17
         Section 2.5           No Violations; Material Contracts................................................ 18
         Section 2.6           Capital Stock; Subsidiaries...................................................... 18
         Section 2.7           Senior Credit Facility; Liens.................................................... 19
         Section 2.8           No Violation of Regulations of Board of Governors of Federal
                               Reserve System................................................................... 19
         Section 2.9           Governmental Regulations......................................................... 19
         Section 2.10          Financial Statements; No Undisclosed Liabilities................................. 19
         Section 2.11          Full Disclosure.................................................................. 20
         Section 2.12          Private Offering; Rule 144A Matters.............................................. 20
         Section 2.13          Proprietary Matter............................................................... 21
         Section 2.14          Absence of Proceedings........................................................... 21
         Section 2.15          Absence of Labor Disputes........................................................ 21
         Section 2.16          Taxes............................................................................ 22
         Section 2.17          Absence of Employment Law Violations, Etc........................................ 22
         Section 2.18          Environmental Laws............................................................... 22
         Section 2.19          Permits.......................................................................... 23
         Section 2.20          Properties; Leases............................................................... 23
         Section 2.21          Insurance........................................................................ 23
         Section 2.22          Financial Condition; Solvency.................................................... 23
         Section 2.23          Foreign Corrupt Practices Act.................................................... 24
         Section 2.24          No Material Adverse Change....................................................... 24
         Section 2.25          ERISA............................................................................ 24

                                                    ARTICLE III

                                                 SALE AND REPAYMENT

         Section 3.1           Sale of the Interim Notes........................................................ 25
         Section 3.2           Maturity......................................................................... 25
         Section 3.3           Mandatory Exchange; Issuance of Rollover Notes and Warrants...................... 25
         Section 3.4           Interest on the Interim Notes.................................................... 26

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         Section 3.5           Default Interest................................................................. 27
         Section 3.6           Mandatory Redemption............................................................. 27
         Section 3.7           Optional Prepayment.............................................................. 27
         Section 3.8           Rollover Fee..................................................................... 28
         Section 3.9           Indemnity........................................................................ 28
         Section 3.10          Effect of Notice of Prepayment................................................... 28
         Section 3.11          Method of Payment................................................................ 28
         Section 3.12          Inability to Determine Interest Rate; Interest Periods Less Than
                               Three Months..................................................................... 28
         Section 3.13          Payment on Business Days......................................................... 29
         Section 3.14          Partial Redemption............................................................... 29

                                                     ARTICLE IV

                                                     COVENANTS

         Section 4.1           Use of Proceeds.................................................................. 29
         Section 4.2           Notice of Default on Interim Notes and Related Matters........................... 29
         Section 4.3           Offering......................................................................... 29
         Section 4.4           Issuance of High Yield Notes and Warrants........................................ 30
         Section 4.5           Additional Subsidiary Guarantees................................................. 31
         Section 4.6           Merger and Sale.................................................................. 31
         Section 4.7           Information; SEC Reports; Compliance Certificates................................ 32
         Section 4.8           Authorizations and Approvals..................................................... 33
         Section 4.9           Limitation on Incurrence of Additional Indebtedness and Issuance
                               of Preferred Stock............................................................... 33
         Section 4.10          Restricted Payments.............................................................. 34
         Section 4.11          Limitation on Restrictions on Distributions from Subsidiaries.................... 35
         Section 4.12          Limitation on Sales of Assets and Subsidiary Stock............................... 35
         Section 4.13          Limitation on Transactions with Affiliates....................................... 35
         Section 4.14          Line of Business................................................................. 36
         Section 4.15          Capitalization; Restrictions on Certain Amendments............................... 36
         Section 4.16          Liens............................................................................ 36
         Section 4.17          No Senior Subordinated Indebtedness.............................................. 36
         Section 4.18          Corporate Existence; Compliance with Laws; Taxes; Maintenance of Insurance..................................................................... 36
         Section 4.19          Liquidation...................................................................... 37
         Section 4.20          Stay, Extension and Usury Laws................................................... 37
         Section 4.21          Change of Control................................................................ 37

                                                     ARTICLE V

                                   CONDITIONS TO THE INTERIM LENDERS' OBLIGATIONS

         Section 5.1           Closing.......................................................................... 38
         Section 5.2           Conditions of the Interim Lenders' Obligations................................... 39


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                                                     ARTICLE VI


                         TRANSFER OF THE INTERIM NOTES; REPRESENTATIONS OF INTERIM LENDERS

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         Section 6.1           Transfer of the Interim Notes.................................................... 42
         Section 6.2           Registration of Transfer or Exchange............................................. 43
         Section 6.3           Register......................................................................... 43

                                                    ARTICLE VII

                                                 EVENTS OF DEFAULT

         Section 7.1           Events of Default................................................................ 43
         Section 7.2           Acceleration..................................................................... 45
         Section 7.3           No Avoidance..................................................................... 45
         Section 7.4           Rights and Remedies Cumulative................................................... 45
         Section 7.5           Delay or Omission Not Waiver..................................................... 46
         Section 7.6           Waiver of Past Defaults.......................................................... 46
         Section 7.7           Rights of Holders To Receive Payment............................................. 46

                                                    ARTICLE VIII

                                           SUBORDINATION OF INTERIM NOTES

         Section 8.1           Agreement to Subordinate......................................................... 46
         Section 8.2           Liquidation, Dissolution, Bankruptcy............................................. 46
         Section 8.3           Default on Senior Credit Facility................................................ 46
         Section 8.4           When Distribution Must Be Paid Over.............................................. 47
         Section 8.5           Subrogation...................................................................... 47
         Section 8.6           Relative Rights.................................................................. 47
         Section 8.7           Subordination May Not Be Impaired by Company..................................... 48
         Section 8.8           Distribution or Notice to Representative......................................... 48
         Section 8.9           Holders Entitled to Rely......................................................... 48
         Section 8.10          Acceleration of Interim Notes.................................................... 48
         Section 8.11          Reliance by Holders of Senior Debt on Subordination Provisions................... 48
         Section 8.12          Amendments....................................................................... 48

                                                     ARTICLE IX

                                                    TERMINATION

         Section 9.1           Termination...................................................................... 49
         Section 9.2           Liability........................................................................ 49

                                                     ARTICLE X

                                              RELATED PARTY GUARANTEES

         Section 10.1          Related Party Guarantees......................................................... 49
         Section 10.2          Subordination of Related Party Guarantees........................................ 50

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         Section 10.3          Limitation on Guarantor Liability................................................ 51
         Section 10.4          Execution and Delivery of Related Party Guarantees............................... 51
         Section 10.5          Stay of Acceleration............................................................. 51
         Section 10.6          Consolidation or Merger of Guarantors............................................ 51

                                                     ARTICLE XI

                                                     INDEMNITY

         Section 11.1          Indemnification.................................................................. 52
         Section 11.2          Notice of Action................................................................. 52
         Section 11.3          Indemnity not Available.......................................................... 53
         Section 11.4          Indemnity for Taxes, Reserves and Expenses....................................... 53
         Section 11.5          Indemnification for Underwriting Services........................................ 54
         Section 11.6          Survivorship of Indemnification.................................................. 54
         Section 11.7          Liability Not Exclusive; Payments................................................ 54

                                                    ARTICLE XII

                                                   MISCELLANEOUS

         Section 12.1          Expenses; Documentary Taxes...................................................... 54
         Section 12.2          Notices.......................................................................... 54
         Section 12.3          Consent to Amendments and Waivers................................................ 55
         Section 12.4          Statements Required in Officers' Certificate and Opinion......................... 56
         Section 12.5          Parties.......................................................................... 56
         Section 12.6          New York Law; Submission to Jurisdiction; Waiver of Jury Trial................... 56
         Section 12.7          Replacement Interim Notes........................................................ 57
         Section 12.8          Successors and Assigns........................................................... 57
         Section 12.9          Severability Clause.............................................................. 57
         Section 12.10         Representations, Warranties and Agreements To Survive Delivery................... 57
         Section 12.11         No Adverse Interpretation of Other Agreements.................................... 57

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EXHIBITS


Exhibit A        -     Form of Debt Registration Rights Agreement
Exhibit B        -     Form of Equity Registration Rights Agreement
Exhibit C        -     Form of Escrow Agreement
Exhibit D        -     Form of Interim Note
Exhibit E        -     Form of Rollover Note Indenture
Exhibit F        -     Form of Stockholders Agreement
Exhibit G        -     Form of Warrant Agreement
Exhibit H        -     Form of Opinion of Counsel


SCHEDULES

Schedule 1E      -     Existing Debt
Schedule 1P      -     Permitted Liens
Schedule 2.5     -     Material Contracts
Schedule 2.6     -     Subsidiaries; Percentage Ownership
Schedule 2.10    -     Financial Statements
Schedule 2.13    -     Intellectual Property
Schedule 2.14    -     Proceedings
Schedule 2.18    -     Environmental
Schedule 2.25    -     ERISA Schedule
Schedule 5.2(l)  -     Additional Liabilities


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
           SENIOR SUBORDINATED INCREASING RATE NOTE PURCHASE AGREEMENT


           SENIOR SUBORDINATED INCREASING RATE NOTE PURCHASE AGREEMENT, dated as of March 31, 1997 (the "Agreement"), among IRI International Corporation, a Delaware corporation (the "Company"), Energy Services International Ltd., a Delaware corporation and the Company's direct parent (the "Parent"), and Strategic Resource Partners Fund, a Delaware statutory business trust managed by an affiliate of Lehman Brothers Inc. ("Strategic Resource Partners" and, together with any successors and assigns, the "Interim Lenders").


                                    RECITALS

           The Company and the Parent have authorized the execution and issuance of $31,000,000 of Senior Subordinated Increasing Rate Notes dated March 31, 1997 (the "Interim Notes") to facilitate the financing of the Company's acquisition of the assets of Bowen Tools, Inc. - Delaware ("Bowen-Delaware"), a Delaware corporation, Bowen Tools, Inc., a Delaware corporation (Bowen Tools, Inc. and Bowen-Delaware together, "Bowen"), and all of the issued and outstanding capital stock and certain related assets of Cardwell International Ltd, a Kansas corporation ("Cardwell").

           This Agreement sets forth the terms and conditions upon which the Interim Lenders will purchase the Interim Notes.

                                    AGREEMENT

           Accordingly, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

           Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

           "Acquired Businesses" means Cardwell and Bowen.

           "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

           "Acquisitions" means, collectively, the Bowen Acquisition and the Cardwell Acquisition.

           "Acquisition Agreements" means, collectively, the agreement entered into by the Company in connection with the Bowen Acquisition and the agreement entered into by the Company in connection with the Cardwell Acquisition.

           "Action" has the meaning specified in Section 11.2.

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           "Administrative Agent" means Credit Lyonnais, New York Branch, as
Administrative Agent under the Senior Credit Facility, or any successor thereto.

           "Affected Party" means any Interim Lender or Holder, any beneficial owner of any Interim Lender or Holder and their respective successors and assigns.

           "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Neither the Interim Lenders nor their Affiliates nor any Holder will be treated as an Affiliate of the Company for purposes of this Agreement.

           "Affiliate Transaction" has the meaning specified in Section 4.13.

           "Applicable LIBOR Rate" means, for each Interest Period, the quotient (rounded upwards, if necessary, to the nearest 1/100 of 1%) of (x) the rate for deposits in U.S. dollars for a period of three months commencing on the first day of such Interest Period which appear on Page 3750 of the Telerate Screen as of 11:00 a.m., London time, on the Determination Date for such Interest Period; provided, however, that if more than one rate appears on Page 3750 of the Telerate Screen, the rate for such Interest Period will be the arithmetic mean of such rates rounded upwards, if necessary, to the nearest 1/100 of 1%; provided, further, however, that if such rate is not available on any Determination Date for any Interest Period, then the Applicable LIBOR Rate for such Interest Period shall mean the arithmetic mean rounded upwards, if necessary, to the nearest 1/100 of 1%, of the interest rates per annum at which deposits in an amount comparable to the aggregate principal amount of the Interim Notes then outstanding in U.S. dollars are offered to Lehman Brothers by no less than three leading banks in the London Interbank market for a period of three months commencing on the first day of such Interest Period, as of 11:00 a.m., London time, on such Determination Date divided by (y) a number equal to
1.00 minus the Eurodollar Reserve Percentage.

           "Applicable Spread" means 650 basis points for each day on or prior to November 30, 1997 and increasing by 50 basis points on November 30, 1997 and increasing by 50 basis points on each three-month anniversary of November 30, 1997 for so long as the Interim Notes are outstanding.

           "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), other than in the ordinary course of business consistent with past practices and (ii) the issue or sale by any Person or any of its Subsidiaries of Equity Interests of any of such Person's Subsidiaries. Notwithstanding the foregoing: (i) a transfer of assets by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Guarantor and (ii) an issuance or sale of Equity Interests by a Subsidiary of the Parent or the Company to the Company or to a Wholly Owned Subsidiary that is a Guarantor will not be deemed to be Asset Sales.

           "Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors.


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           "Base CD Rate" means, for any day, the sum of (a) the quotient of (i)
the Three-Month Secondary CD Rate divided by (ii) a number equal to 1.0 minus the CD Reserve Percentage and (b) the CD Assessment Rate;

           "Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
(c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, as the case may be.

           "beneficial owner" has the meaning as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

           "Board" means the Board of Governors of the Federal Reserve System of the United States or any successor.

           "Bowen" has the meaning specified in the recitals to this Agreement.

           "Bowen Acquisition" means the acquisition of all of the assets of Bowen.

           "Bowen Mexicana" means Bowen Mexicana S.A. De C.V., a Mexican corporation.

           "Business Day" means each day other than a Saturday, a Sunday or any other day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed and, if such day relates to a payment or prepayment of principal of, or interest on, or an Interest Period for, the Interim Notes on which the interest rate is determined by the Applicable LIBOR Rate, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank markets.

           "Businesses" has the meaning specified in Section 2.18.

           "Capital Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

           "Capital Market Transaction" has the meaning specified in Section 3.6(a).

           "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

           "Cardwell" has the meaning specified in the recitals to this Agreement.

           "Cardwell Acquisition" means the acquisition of all of the issued and outstanding capital stock and certain related assets of Cardwell.


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           "Cardwell Employment Agreement" means the employment agreement dated as of March 31, 1997 between Cardwell and A.C. Teichgraeber (and joined by the Company as a guarantor) pursuant to which Cardwell has agreed to pay A.C. Teichgraeber an annual salary equal to $250,000 per year and, in the sole discretion of Cardwell, an annual bonus of up to $600,000, in each case, at such times and under the terms set forth therein.

           "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of not more than six months from the date of acquisition, bankers' acceptances with maturities of not more than six months from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or one of the two highest ratings from Standard & Poor's with maturities of not more than six months from the date of acquisition.

           "CD Assessment Rate" means, for the purpose of calculation of the Base CD Rate on any day, the annual assessment rate in effect on such day which is payable by a member of the C/D Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.3(d) (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

           "CD Reserve Percentage" means, for the purpose of calculation of the Base CD Rate on any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

           "Change of Control" means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than the Principal and his Related Parties, becomes the beneficial owner (except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 40% of the Voting Stock of the Parent (measured by voting power rather than number of shares), (ii) the first day on which a majority of the members of the board of directors of the Company or the Parent are not Continuing Directors, (iii) the first day on which the Parent ceases to own 100% of the outstanding Capital Stock and other Equity Interests of the Company, (iv) the Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with or merges with or into the Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent or the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Parent or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such conversion or exchange) or (v) the Principal ceases to be


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the beneficial owner of 51% or more of the total voting power of all classes of
Voting Stock of the Parent calculated on a fully-diluted basis.

           "Change of Control Offer" has the meaning specified in Section 4.21.

           "Change of Control Payment" has the meaning specified in Section
4.21.

           "Change of Control Payment Date" has the meaning specified in Section 4.21.

           "Closing" has the meaning specified in Section 5.1.

           "Closing Date" has the meaning specified in Section 5.1.

           "Code" means the Internal Revenue Code of 1986, as amended, and any regulation promulgated thereunder.

           "Commitment Letter" means the commitment letter among Strategic Resources Partners, the Parent and the Company dated January 20, 1997.

           "Company" has the meaning specified in the preamble to this Agreement.

           "Consolidated Net Income" means, for any period, the net earnings (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis, determined for such period in conformity with GAAP.

           "Consolidated Net Interest Expense" means, for any period, total interest expense (including the interest component of Capital Lease Obligations) of the Company and its Subsidiaries on a consolidated basis, determined for such period in conformity with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to any financings or letters of credit and net costs under Hedging Obligations.

           "Continuing Director" means, as of any date of determination, any member of the board of directors of a Person who (i) was a member of such board of directors on the date of this Agreement or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the members described in clause (i) of such board.

           "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

           "Debt Registration Rights Agreement" means the registration rights agreement among the Parent, the Company, the Guarantors and the Interim Lenders pursuant to which the Rollover Notes are required to be registered for public sale, in the form attached as Exhibit A.

           "Default" means any event that is, or after the passage of time or the giving of notice (or both) would be, an Event of Default.

           "Determination Date" means, with respect to any Interest Period, the day that is two Business Days prior to the first Business Day of such Interest Period.


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           "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part on, or prior to, the date that is 91 days after the maturity date of the Rollover Notes.

           "Domestic Subsidiary" means any Subsidiary of the Parent or the Company organized under the laws of any jurisdiction within the United States.

           "EBITDA" means, for any period, Consolidated Net Income for such period (excluding extraordinary gains and losses), plus (i) Consolidated Net Interest Expense, plus (ii) all charges in such period for income taxes, plus
(iii) all charges in such period for amortization of intangibles, depletion and depreciation, in each case to the extent reflected in Consolidated Net Income, plus or minus, as the case may be, (iv) non-cash items decreasing or increasing such Consolidated Net Income for such period (including, without limitation, foreign exchange translation adjustments), plus (v) all non-recurring fees and expenses incurred or paid by the Company in connection with the Acquisitions and the transactions contemplated by the Transaction Documents, the Engagement Letter and the Senior Credit Facility.

           "Engagement Letter" means the engagement letter among Lehman Brothers, the Parent and the Company dated January 20, 1997.

           "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Entity or other requirements of law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the protection of human health or the environment, as now or may at any time be in effect.

           "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

           "Equity Registration Rights Agreement" means the registration rights agreement between the Parent and the Interim Lenders pursuant to which the Warrants and the Warrant Shares are required to be registered for public sale, in the form attached as Exhibit B.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any regulation promulgated thereunder.

           "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary of the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

           "ERISA Event" means (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (iii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (iv) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(v) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; (vii) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan; (viii) the Company or ERISA Affiliate engages in a nonexempt prohibited transaction or otherwise become liable with respect to a nonexempt prohibited transaction, the consequences of which, in the aggregate, have a Material Adverse Effect; or (ix) a violation of the applicable requirements of
Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by the Company or any ERISA Affiliate with respect to any Qualified Plan for which the Company or any of its Subsidiaries may be liable, the consequences of which, in the aggregate, have a Material Adverse Effect.

           "ERISA Schedule" has the meaning specified in Section 2.25.

           "Escrow Agent" means The Bank of New York, a New York banking corporation.

           "Escrow Agreement" means the escrow agreement between the Parent, the Company and the Escrow Agent, in the form attached as Exhibit C.

           "Eurodollar Reserve Percentage" means the maximum percentage (expressed as a decimal) specified from time to time by the Board for determining the maximum reserve requirements (including, but not limited to, supplemental, marginal and emergency reserves) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in the Federal Reserve System. The Applicable LIBOR Rate shall be adjusted on the effective date of any change in the Eurodollar Reserve Percentage, as of such effective date.

           "Event of Default" means any event specified in Section 7.1.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Existing Debt" means the Indebtedness identified on Schedule 1E of the Parent, the Company and each of their respective Subsidiaries.

           "Federal Funds Effective Rate" means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for the day of such transactions received by Citibank N.A. from three federal funds brokers of recognized standing selected by it.

           "Financial Statements" has the meaning specified in Section 2.10.

           "Foreign Subsidiary" means any Subsidiary of the Parent or the Company organized under the laws of any jurisdiction outside the United States.

           "fully-diluted" means, with respect to any series of Capital Stock of a Person, all of the shares of such series of Capital Stock that have been issued or reserved for future issuance, calculated assuming that all Equity Interests and any other rights convertible or exchangeable into such Capital Stock or exercisable for such Capital Stock have been converted, exchanged or exercised, regardless of whether such Equity Interests and rights are then entitled to be or have been converted, exchanged or exercised, or are subject to a future contingency or the passage of time or any other condition that currently prevents or may in the future prevent such conversion, exchange or exercise.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

           "Governmental Entity" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality thereof, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

           "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

           "Guarantors" means the Parent and any Domestic Subsidiary of the Company that executes the Related Party Guarantee in accordance with the provisions of Section 10.4, and their respective successors and assigns.

           "Hazardous Material" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

           "Hedging Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

           "High Yield Notes" has the meaning specified in Section 4.4(b).

           "Holder" means each Interim Lender and each other Person, if any, in whose name an Interim Note is registered on the Note Register.

           "incur" has the meaning specified in Section 4.9.

           "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

           "Indemnified Party" has the meaning specified in Section 11.1.

           "Indemnifying Party" has the meaning specified in Section 11.1

           "Intellectual Property" has the meaning specified in Section 2.13.

           "Interest Payment Date" means the last day of each Interest Period, the Maturity Date and the date of any redemption or prepayment of the Interim Notes.

           "Interest Period" means, in the case of the first Interest Period, the date commencing on and including the Closing Date and ending on and including June 30, 1997, and, for each subsequent Interest Period, the date commencing on the last day of the preceding Interest Period and ending on the three-month anniversary of such date; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended until the next succeeding Business Day unless the next Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Notwithstanding the foregoing, no Interest Period may extend beyond the Maturity Date and each Interest Period which would otherwise commence before and end after the Maturity Date shall end on the Maturity Date.

           "Interim Lenders" has the meaning specified in the preamble to this Agreement.

           "Interim Notes" has the meaning specified in the recitals to this Agreement. The form of Interim Note is attached as Exhibit D.

           "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent, the Company or any of their respective Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent or the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Parent or the Company, the Parent or the Company, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

           "Lehman Brothers" means Lehman Brothers Inc., a Delaware corporation.

           "Lenders" means the banks and other lending institutions named in the Senior Credit Facility as lenders.

           "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

           "Liquidated Damages" means any and all liquidated damages then owing pursuant to any of the Transaction Documents.

           "Material Contracts" has the meaning specified in Section 2.4.

           "Material Adverse Effect" means any circumstance or event that (i) has, or may be reasonably expected to have, any materially adverse effect upon the validity or enforceability of this Agreement or any of the other Transaction Documents (ii) is, or may be reasonably expected to be, materially adverse to the consolidated financial condition, business, operations, assets, liabilities, management, prospects or value of the Parent, the Company or the Acquired Businesses (including any event which, in the opinion of the Interim Lenders, is reasonably likely to result in such a material adverse change), (iii) materially impairs the ability of the Company to pay its Obligations under this Agreement or the Interim Notes or (iv) materially impairs the ability of any Guarantor to pay its Obligations under its Related Party Guarantee.

           "Maturity Date" has the meaning specified in Section 3.2.

           "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

           "Net Cash Proceeds" means the aggregate cash proceeds received (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received) from any Capital Market Transaction, net of (i) all commissions (including any underwriter's discounts) and (ii) other ordinary and reasonable fees and expenses (including legal fees and expenses) incurred as a consequence of such Capital Market Transaction.

           "Note Register" means the register maintained by the Company pursuant to Section 6.3.

           "Obligations" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent, the Company or their Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

           "Offering Documents" means an offering memorandum or prospectus together with such other documents, instruments and agreements as Lehman Brothers may request in its sole discretion in connection with the issuance of High Yield Notes pursuant to Section 4.4.

           "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

           "Officers' Certificate" means a certificate signed on behalf of either the Parent or the Company by two Officers of the Parent or the Company, as the case may be, one of whom must be the principal executive officer, a vice chairman, the principal financial officer, the treasurer or the principal accounting officer of the Parent or the Company, as the case may be, that meets the requirements of Section 12.4.

           "Opinion of Counsel" means an opinion from legal counsel of the Parent or the Company that is reasonably acceptable to the Interim Lenders that meets the requirements of Section 12.4.

           "Parent" has the meaning specified in the preamble to this Agreement.

           "Payment Blockage Notice" has the meaning specified in Section
8.3(b).

           "Payment Default" has the meaning specified in Section 7.1(g).

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its functions under ERISA.

           "Permanent Securities" means securities issued by either the Parent or the Company that the Parent or the Company intends to either register with the SEC and sell pursuant to a registration statement in a public offering or privately place or otherwise sell in an offering exempt from registration with the SEC in connection with the mandatory redemption provisions of Sections 3.6 and 4.3.

           "Permits" has the meaning specified in Section 2.19.

           "Permitted Investments" means (i) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor, (ii) Investments in Foreign Subsidiaries of the Company not exceeding in the aggregate $1.0 million at any one time outstanding, (iii) any Investment in Cash Equivalents,
(iv) extensions of trade credit in the ordinary course of business, and (v) loans and advances to employees of the Company and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Company and its Subsidiaries not to exceed $500,000 at any one time outstanding.

           "Permitted Liens" means (i) Liens on assets of the Company or any of the Guarantors to secure Senior Debt permitted by this Agreement to be incurred;
(ii) Liens on assets of the Company or any of the Guarantors to secure Hedging Obligations permitted by this Agreement to be incurred; (iii) Liens in favor of the Company; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, licenses or leases (other than financing leases) or other obligations of a like nature incurred in the ordinary course of business; (v) Liens existing on the Closing Date and listed on Schedule 1P; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (vii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted, provided that any reserve or other appropriate provision as shall be required in accordance with GAAP shall have been made therefor; (viii) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;
(ix) Liens upon real and/or tangible personal property acquired after the Closing Date (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund 100% of the cost (including the cost of construction) of such property to the extent such

Indebtedness is permitted by Section 4.9 (viii) and provided the Liens cover only such property so acquired or constructed and no other property and such Liens are created within three months after such acquisition or construction;
(x) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (xi) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business; (xii) permitted exception enumerated in the mortgages or deeds of trust by any Relevant Party in favor of, or for the benefit of the Administrative Agent for the benefit of the lenders under the Senior Credit Facility; and (xiii) Liens created under ERISA and under Environmental Laws that are being contested in good faith and as to which adequate reserves have been established to the extent required by GAAP and secure obligations not in excess of $500,000; provided that the Company and its Subsidiaries shall take all reasonable actions to terminate such Liens.


           "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent, the Company or any of their Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Senior Credit Facility; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued and unpaid interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (iii) such Indebtedness is incurred either by the Parent or the Company (and may be Guaranteed by a Subsidiary that is a Guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded).

           "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

           "Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA (A) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such entities).

           "Prepayment Date" has the meaning specified in Section 3.10.

           "Prime Rate" means the rate of interest per annum publicly announced from time to time by Citibank N.A. as its prime rate in effect at its principal office in New York City (such rate of interest not necessarily the lowest rate of interest charged by Citibank N.A. in connection with extensions of credit).

           "Principal" means Hushang Ansary.

           "Properties" has the meaning specified in Section 2.18.

           "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

           "Record Date" means the fifteenth day of the calendar month preceding an Interest Payment Date.

           "Related Documents" means the Rollover Notes, the Rollover Note Indenture, the Debt Registration Rights Agreement, the Escrow Agreement, the Warrant Agreement, the Equity Registration Rights Agreement, the Stockholders Agreement, the Engagement Letter and the documents contemplated in those agreements.

           "Related Party" means, with respect to the Principal, (A) any spouse or immediate family member (in the case of an individual) of such Principal or
(B) a trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

           "Related Party Guarantee" means the Guarantee by the Guarantors of the Interim Notes pursuant to Article X.

           "Relevant Parties" means the Parent, the Company, the Guarantors and each of their respective Subsidiaries.

           "Reportable Event" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a plan described in Section 4063 of ERISA or a cessation of operations described in
Section 4062(e) of ERISA.

           "Representative" means the indenture trustee or other trustee, agent or representative designated as such in connection with the issuance of any Senior Debt.

           "Restricted Investment" means any Investment other than a Permitted Investment.

           "Restricted Payments" has the meaning specified in Section 4.10.

           "Rollover Fee" means a fee payable to each Holder on the Maturity Date equal to 3% of the aggregate principal amount of Interim Notes held by such Holder as of such date.

           "Rollover Note Indenture" means, with respect to the Rollover Notes, an indenture among the Parent, the Company, the Guarantors and The Bank of New York, as trustee, in the form attached as Exhibit E.

           "Rollover Notes" means the Senior Subordinated Rollover Notes of the Company placed into escrow on the Closing Date, to be issued in exchange for the Interim Notes pursuant to Section 3.3, in the form attached as an exhibit to the Rollover Note Indenture.

           "SEC" means the Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended.

           "Sellers" means Bowen, Teichgraeber Family Limited Partnership L.P., Arthur C. Teichgraeber Charitable Remainder Trust, A.C. Teichgraeber, Greenwood Pipe and Threading Company, and Edco Drilling Company Inc.

           "Senior Credit Facility" means the Credit Agreement dated as of March 31, 1997 among the Parent, the Company, the financial institutions named therein, the Administrative Agent and Lehman Commercial Paper Inc., as Advisor, Arranger and Syndication Agent, and any related notes, collateral documents, letters of credit and guarantees, including appendices, exhibits or schedules to any of the foregoing, as such agreements may be amended, modified, supplemented or restated from time to time thereafter, including any appendices, exhibits or schedules to any of the foregoing, as the same may be in effect at any time, in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, replaced, renewed or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), provided that such refunded, refinanced, replaced, renewed or extended agreements constitute Permitted Refinancing Indebtedness.

           "Senior Debt" means (i) all Indebtedness of the Company or any of the Guarantors outstanding at any time under or in respect of the Senior Credit Facility and all Hedging Obligations with respect thereto, and (ii) any other Indebtedness that is permitted to be incurred by the Company pursuant to this Agreement unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Interim Notes, and (iii) all Obligations of the Company or any of the Guarantors with respect to the foregoing. Without expanding the foregoing, Senior Debt will not include (v) any Obligation of the Company to any Subsidiary of the Company or any other Affiliates, (w) any liability for federal, state, local or other taxes owed or owing by the Company (other than such taxes owing or owed under the Senior Credit Facility), (x) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (y) any Obligations in respect of Capital Stock of the Company or (z) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

           "Senior Guarantees" means the Guarantees issued by the Guarantors pursuant to the Senior Credit Facility.

           "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

           "Solvent" means, with respect to the Parent or the Company on a pro forma basis immediately after the consummation of the Acquisitions, that (a) the fair value of each of the Parent's and the Company's assets exceeds its stated liabilities, including all contingent liabilities, (b) the present fair saleable value of each of the Parent's and the Company's assets exceeds that amount that will be required to pay its probable liability on its debts as they become absolute and mature, (c) neither the Parent nor the Company will have incurred debts beyond its ability to pay such debts as they mature, and (d) the then remaining assets of each of the Parent and the Company will not constitute an unreasonably small capital for the business in which each of the Parent and the Company is engaged.

           "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

           "Stockholders Agreement" means the stockholder agreement among the Interim Lenders, the Parent and each of the other parties listed therein, in the form attached as Exhibit F.

           "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof).

           "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Citibank N.A. from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

           "Transaction Documents" means this Agreement, the Interim Notes and the Related Documents.

           "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

           "Unfunded Pension Liabilities" means the excess of a Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

           "Voting Stock" means, with respect to any Person at any time, the Capital Stock of such Person that is at such time entitled to vote in the election of the board of directors of such Person.

           "Warrant Agent" means The Bank of New York, a New York banking corporation.

           "Warrant Agreement" means the warrant agreement between the Parent and the Warrant Agent, in the form attached as Exhibit G.

           "Warrant Shares" has the meaning specified in Section 4.4(a).

           "Warrants" means the warrants to purchase common stock of the Parent to be issued pursuant to the Warrant Agreement.

           "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

           "Wholly Owned Subsidiary" means (i) a Subsidiary, 100 percent of the Capital Stock and other Equity Interests of which is owned directly or indirectly by the Company and (ii) Bowen Mexicana.

           "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Company and each ERISA Affiliate made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

           Section 1.2 Interpretation. In this Agreement, the singular includes the plural and the plural includes the singular; words implying any gender include the other genders; references to any section, exhibit or schedule are to sections, exhibits or schedules hereto unless otherwise indicated; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a visible form; "including" following a word or phrase shall not be construed to limit the generality of such word or phrase; and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

           As of the date hereof and as of the Closing Date (after giving pro forma effect to the Acquisitions, the Senior Credit Facility, the Transaction Documents, the issuance of the Interim Notes and the application of the proceeds thereof, and the transactions contemplated hereby and thereby), the Parent and the Company hereby agree with, and represent and warrant to, the Interim Lenders and any subsequent Holder as follows:

           Section 2.1 Representations and Warranties in the Acquisition Agreements and the Senior Credit Facility. The representations and warranties of the Relevant Parties contained in the Senior Credit Facility and, to the best of the Parent's and Company's knowledge, representations and warranties of the Sellers contained in the Acquisition Agreements are true and correct in all material respects and are hereby incorporated herein by reference.

           Section 2.2 Organization; Good Standing. Each of the Relevant Parties has been duly incorporated, duly organized or duly constituted and is a validly existing corporation, limited partnership, or limited liability company in good standing under the laws of its jurisdiction of organization, with corporate, partnership or other necessary power and authority to own, lease and operate its properties and conduct its business as it is being conducted and is duly qualified to do business and is in good standing as a foreign corporation, limited partnership, or limited liability company in all jurisdictions in which it owns, leases or operates substantial properties or in which the conduct of its business requires such qualification except where the failure to so qualify will not cause a Material Adverse Effect.

           Section 2.3 Due Authorization and Enforceability. (a) Each of the Acquisition Agreements, the Senior Credit Facility and the Transaction Documents
(i) has been duly authorized, executed and delivered by each Relevant Party to the extent a party thereto and (ii) constitutes a valid and binding obligation of such Relevant Party enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

           (b) The Interim Notes have been duly authorized by the Company and, when executed and delivered pursuant to the terms of this Agreement against payment thereof by the Interim Lenders, will be valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

           (c) The Related Party Guarantee has been duly authorized by each of the Guarantors and, when the Interim Notes have been delivered pursuant to the terms of this Agreement against payment thereof by the Interim Lenders, the Related Party Guarantee will be a valid and binding obligation of each of the Guarantors, enforceable against each of them in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

           (d) The Warrants have been duly authorized by the Parent and, when executed and authenticated pursuant to the terms of the Warrant Agreement and delivered to the Escrow Agent pursuant to the provisions of this Agreement, will be valid and binding obligations of the Parent, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors' rights generally and by general principles of equity (whether arising under a proceeding at law or in equity).

           (e) The Warrant Shares to be issued upon exercise of the Warrants have been duly authorized and reserved for issuance by the Parent and will be issued at the times and in the manner required by the Warrant Agreement and, upon due exercise of a Warrant, the Warrant Shares issued will be validly issued, fully paid and nonassessable.

           Section 2.4 No Conflicts. (a) Neither the execution and delivery of the Acquisition Agreements, the Senior Credit Facility or the Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with the terms and provisions hereof or thereof (i) violates or will violate any law or regulation or any order or decree of any court or Governmental Entity applicable to the Relevant Parties or by which any of their respective properties or assets may be bound, (ii) constitutes or will constitute a breach or a violation of, any of the terms or provisions of, or a default under, the organizational documents (including any certificate of incorporation or bylaws) or any other corporate restriction of any of the Relevant Parties or (iii) conflicts with or will result in the breach of, or constitutes a default under, any material contract, lease, indenture, loan agreement (including the Senior Credit Facility), mortgage, deed of trust or other agreement or instrument (each, a "Material Contract") to which a Relevant Party is a party or by which any of them or any of their respective assets may be bound.

           (b) No consent, approval, authorization or order of, or any registration or filing with, any Governmental Entity is or will be required in connection with (i) the execution and delivery of the Acquisition Agreements, the Senior Credit Facility or the Transaction Documents by the Relevant Parties or the consummation of the transactions contemplated hereby or thereby, or (ii) the issuance and delivery of the Warrants or the Warrant Shares by the Parent, other than (A) such authorizations, approvals, consents, exemptions, registrations or filings as shall have been made or secured by the date hereof and as may be required in connection with registration of the Rollover Notes pursuant to the Debt Registration Rights Agreement and the registration of the Warrants and the Warrant Shares pursuant to the Equity Registration Rights Agreement, and approval of the Cardwell Acquisition by the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Act of 1976, (B) informational filings with the SEC and certain "blue sky" administrators which have no bearing on the validity or enforceability of the Warrants or the Warrant Shares and (C) such actions as may be required after the date hereof in connection with any transfer of the Warrants or the Warrant Shares.

           Section 2.5 No Violations; Material Contracts. (a) There does not currently exist with respect to any Relevant Party (i) any violation of any law or regulation or any order or decree of any court or Governmental Entity applicable to such Relevant Party or (ii) any conflict or violation of any terms or provisions of its organization documents (including any certificate of incorporation or bylaws) and any other corporate restriction.

           (b) None of the Relevant Parties is a party to any agreement or instrument or subject to any corporate or other restriction that, individually or in the aggregate, has had or could have a Material Adverse Effect. Each Material Contract to which a Relevant Party (except Cardwell) is a party or by which such Relevant Party or any of its properties or assets are or may be bound as of the Closing Date is listed on Schedule 2.5 and true and correct copies of all such Material Contracts have been delivered to the Interim Lenders and to Latham & Watkins, special counsel to the Interim Lenders.

           (c) As of the Closing Date, each Material Contract is in all material respects valid, binding and in full force and effect and is enforceable by each Relevant Party that is a party thereto in accordance with its terms. As of the Closing Date, each Relevant Party has performed in all material respects all obligations required to be performed by it to date under all of its Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Parent or the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default or in any material respect thereunder. As of the Closing Date, neither the Parent nor the Company, nor, to the knowledge of the Parent or the Company, any other party to any Material Contract, has given notice of termination of, or taken any action inconsistent with the continuation of, any Material Contract. As of the Closing Date, none of such other parties has any presently exercisable or future right to terminate any Material Contract, including any right to terminate any Material Contract on account of the execution, delivery or performance of the Senior Credit Facility, the Acquisition Agreements, or the Transaction Documents.

           Section 2.6 Capital Stock; Subsidiaries. (a) All shares of Capital Stock and other Equity Interests of the Acquired Businesses after the Acquisitions will be duly authorized, validly issued, fully paid and non-assessable and owned by the Company or one of its Wholly Owned Domestic Subsidiaries (other than Bowen-Mexicana) beneficially and of record, free and clear of any Lien, other than under the Senior Credit Facility. After the Bowen Acquisition, 95% of the Capital Stock and other Equity Interests of Bowen-Mexicana will be owned by the Company beneficially and of record. All shares of Capital Stock and other Equity Interests of the Company are duly authorized, validly issued, fully paid and non-assessable and owned by the Parent beneficially and of record, free and clear of any Lien. All shares of Capital Stock and other Equity Interests of the Parent are duly authorized, validly issued, fully paid and non-assessable, owned free and clear of any Lien. Ninety-one percent of the Capital Stock and other Equity Interests of the Parent is owned by Energy Services International Limited, a British Virgin Islands corporation ("BVI"), beneficially and of record. All shares of Capital Stock and other Equity Interests of BVI are duly authorized, validly issued, fully paid and non-assessable, owned free and clear of any Lien. One-hundred percent of the Capital Stock and other Equity Interests of BVI is owned by the Principal, his immediate family members (i.e. his spouse and his children) and trusts for the benefit of his immediate family members beneficially and of record. BVI has no significant liabilities of any kind and has no assets other than its interests in the Parent.

           (b) There are (i) no outstanding subscriptions, warrants, options, calls or commitments of any character related to or entitling any Person to purchase or otherwise acquire any shares of BVI's, the Parent's or the Company's Capital Stock or the Capital Stock of any Subsidiary of the Parent or the Company, (ii) no obligations or securities convertible into or exchangeable for shares of any Capital Stock of BVI, the Parent, the Company or any such Subsidiary or any commitments of any character relating to or entitling any Person to purchase or otherwise acquire any such obligations or securities, other than the Warrant Agreement and (iii) no preemptive or similar rights to subscribe for or to purchase any Capital Stock of BVI, the Parent, the Company or any such Subsidiary, except (A) those that are currently owned or that will be owned after the Acquisitions, beneficially and of record by the Company and
(B) those contemplated by the Warrant Agreement.

           (c) Neither the Parent nor the Company owns, directly or indirectly, any stock, partnership interest, joint venture or other equity investment or interest in any other corporation, organization or entity other than the Subsidiaries set forth on Schedule 2.6. Schedule 2.6 is a true and complete list of the record and beneficial owners of all outstanding Capital Stock of, and other Equity Interests in, the Parent, the Company and each of their respective Subsidiaries listed by name, number of shares and percentage ownership.

           Section 2.7 Senior Credit Facility; Liens. At the Closing: (i) all Indebtedness represented by the Interim Notes will be subordinated in right of payment only to Indebtedness incurred pursuant to the Senior Credit Facility and
(ii) there will be no Liens on any assets of the Parent or the Company or any of their respective Subsidiaries except Permitted Liens.

           Section 2.8 No Violation of Regulations of Board of Governors of Federal Reserve System. None of the transactions contemplated by this Agreement (including without limitation the use of the proceeds from the sale of the Interim Notes and the Permanent Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any rule or regulation issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

           Section 2.9 Governmental Regulations. None of the Relevant Parties is or will be subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act or to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

           Section 2.10 Financial Statements; No Undisclosed Liabilities. (a) The financial statements that have been delivered to the Interim Lenders pursuant to Sections 5.2(i) and (j) and attached as Schedule 2.10 (the "Financial Statements"), comply with the requirements of Sections 5.2(i) and
(j). Except as set forth in the notes thereto, the Financial Statements have been prepared from, and are consistent with, the books and records of the Relevant Parties and fairly present the historical results of operations and financial position of the Relevant Parties for the periods and as of the dates set forth therein, in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise specifically indicated therein). The pro forma income statement delivered pursuant to Section 5.2(j) fairly presents the estimated consolidated income of the Company assuming the consummation of the Acquisitions and the financings contemplated hereby (including borrowings under the Senior Credit Facility) as if such transactions had occurred on the first day of such period, and the financial condition of the Company on the Closing Date does not differ in any material respect from the information therein set forth.

           (b) None of the Relevant Parties has any liability (absolute or contingent) except those shown on the Financial Statements or those incurred in the ordinary course of business since the date of the last Financial Statements that do not, in the aggregate, exceed 5% of the total assets of the Relevant Parties.

           (c) Each Relevant Party maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

           Section 2.11 Full Disclosure. No information, report, Financial Statement or certificate delivered or to be delivered to the Interim Lenders in connection with the Transaction Documents contains or will contain any untrue statement of material fact or omitted or omits or will omit to state a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made. It is understood, however, that to the extent any such information, report, Financial Statement or certificate includes projections, such projections are based upon good faith estimates and assumptions believed to be reasonable at the time made and are not to be viewed as facts. Actual results during the period or periods covered by such projections may differ from the projected results.

           Section 2.12 Private Offering; Rule 144A Matters. (a) Based in part on the accuracy of the representations of the Interim Lenders in Section 6.1, the sale of the Interim Notes hereunder and the issuance of the Rollover Notes and the Warrants are and will be exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Parent nor the Company has issued or sold Interim Notes, Rollover Notes or Warrants to anyone other than the Interim Lenders. No securities of the same class as the Interim Notes or the Warrants have been issued or sold by the Company or the Parent, as the case may be, within the six-month period immediately prior to the date hereof. The Parent and the Company agree that neither of them, nor anyone acting on their behalf, will offer the Interim Notes, the Rollover Notes or the Warrants so as to bring the issuance and/or sale of the Interim Notes, the Rollover Notes or Warrants within the provisions of Section 5 of the Securities Act nor offer any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, or otherwise approach or negotiate with respect thereto with, anyone if the issuance or sale of the Interim Notes, the Rollover Notes or the Warrants or any such securities would be integrated as a single offering for the purposes of the Securities Act, including without limitation, Regulation D thereunder. Each Interim Note, Rollover Note and Warrant shall have a legend setting forth the restrictions on transferability and sale imposed by Regulation D under the Securities Act for at least so long as such restrictions apply.

           (b) In the case of each offer, sale or issuance of the Interim Notes, Rollover Notes and Warrants, no form of general solicitation or general advertising was or will be used by the Parent or the

Company or their representatives, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

           (c) The Interim Notes, the Rollover Notes and the Warrants will be eligible for resale pursuant to Rule 144A under the Securities Act. When the Interim Notes, the Rollover Notes and the Warrants are issued and delivered pursuant to this Agreement, they will not be of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as any security of the Parent or the Company that is listed on a national securities exchange registered under Section 6 of the Exchange Act or that is quoted in a United States automated interdealer quotation system. The issuance of the Interim Notes and the execution, delivery and performance of the Transaction Documents (other than the Debt Registration Rights Agreement) will not require the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

           Section 2.13 Proprietary Matter. Each of the Relevant Parties owns, possesses or has the right to employ all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the "Intellectual Property") now used or proposed to be used in connection with the businesses conducted by the Relevant Parties. No Relevant Party has received any notice of infringement of or conflict with asserted rights of others or of any challenge to the validity or effectiveness with respect to any of the foregoing. The use of the Intellectual Property in connection with the businesses and operations of each Relevant Party does not infringe on any rights of any person and the completion of the Acquisitions will not in any manner impair the ownership of (or the license to use, as the case may be) any of such Intellectual Property by any of the Relevant Parties. Schedule 2.13 sets forth a complete and correct list, as of the Closing Date, of: (i) all patented or registered Intellectual Property and pending patent applications or applications for registration of Intellectual Property owned or filed by or on behalf of any of the Relevant Parties, (ii) all trade names and unregistered trademarks or service marks owned by or used by any of the Relevant Parties, and (iii) all licenses of Intellectual Property to which any of the Relevant Parties is a party, either as licensee or licensor.

           Section 2.14 Absence of Proceedings. Except with respect to the matters disclosed in Schedule 2.14, there is not pending or threatened any action, suit or proceeding to which any Relevant Party is a party, before or by any court or Governmental Entity or body (domestic or foreign), that could reasonably be expected to cause a Material Adverse Effect.

           Section 2.15 Absence of Labor Disputes. (a) None of the Relevant Parties is involved in any material labor dispute nor is any material dispute threatened which, if such dispute were to occur, could reasonably be expected to have a Material Adverse Effect.

           (b) There is, as of the Closing Date (i) no unfair labor practice complaint pending against any of the Relevant Parties or threatened against any of them, before the National Labor Relations Board, (ii) no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against any of the Relevant Parties or threatened against any of them, (iii) no union representation question existing with respect to the employees of any of the Relevant Parties and (iv) no union organizing activities are taking place, except (with respect to any matter specified in clause (i) through (iii) above) such as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           Section 2.16 Taxes. The Relevant Parties have duly and timely filed all required tax returns and reports and paid prior to delinquency all taxes, assessments, and governmental levies except those not in process of enforcement and being contested in good faith and by appropriate proceedings.

           Section 2.17 Absence of Employment Law Violations, Etc. None of the Relevant Parties has violated any safety or similar law applicable to its business, nor any federal, state or foreign law relating to discrimination in the hiring, promotion or pay of employees nor any applicable federal, state or foreign wages and hours laws, or the rules and regulations promulgated thereunder, which in each case could reasonably be expected to have a Material Adverse Effect.

           Section 2.18 Environmental Laws. Except as described on Schedule 2.18: (a) the real property owned, leased or operated by any of the Relevant Parties (collectively, the "Properties") do not contain any Hazardous Material in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

           (b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated or proposed to be operated by any of the Relevant Parties (the "Businesses") which could reasonably be expected to materially interfere with the continued operation of the Properties. None of the Relevant Parties has assumed any liability of any other Person under any of the Environmental Laws.

           (c) None of the Relevant Parties has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any of the Relevant Parties have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to have a Material Adverse Effect.

           (d) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

           (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent or the Company, threatened, under any Environmental Law to which any of the Relevant Parties is or, to the knowledge of the Parent or the Company, will be named as a party with respect to the Properties or the Businesses, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Businesses, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

           (f) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Relevant Parties in connection with the Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to have a Material Adverse Effect.

           Section 2.19 Permits. Each of the Relevant Parties has such material permits, licenses, franchises, consents, approvals and authorizations of Governmental Entities ("Permits") as are necessary to own, lease and operate its respective properties and to conduct its business as presently conducted. Each of the Relevant Parties has fulfilled and performed all of its material obligations with respect to such Permits, and, to the best of their knowledge, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of any of such Relevant Parties with respect to any such Permits. Such Permits contain no restrictions that are materially burdensome to any of the Relevant Parties, and the Parent and the Company have no knowledge that any Governmental Entity is considering limiting, suspending or revoking any such Permit. Neither the Parent nor the Company has any knowledge of the facts or circumstances that would reasonably allow it to conclude that any Permit necessary in the future to conduct the businesses of the Relevant Parties will not be granted upon application.

           Section 2.20 Properties; Leases. The Relevant Parties have good and marketable title to their respective properties and assets, free and clear of all Liens, claims, encumbrances and restrictions, except Permitted Liens. All real property leases to which any Relevant Party is a party are valid and binding, and neither the Parent nor the Company has any knowledge of any facts or circumstances that would reasonably allow it to conclude that a default has occurred or is continuing thereunder. The Relevant Parties enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by them.

           Section 2.21 Insurance. The Relevant Parties maintain commercially reasonable insurance for the businesses in which they are engaged. All such policies are in full force and effect, all premiums due and payable thereon have been paid and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced. The activities and operations of the Relevant Parties have been conducted in a manner so as to conform in all material respects to the applicable provisions of such insurance policies.

           Section 2.22 Financial Condition; Solvency. (a) (i) The fair value of the assets of each Relevant Party will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Relevant Party; (ii) the present fair salable value of the property of such Relevant Party will be greater than the amount that will be required to satisfy any probable liability of such Relevant Party on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Relevant Party will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Relevant Party will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such business is now conducted and is proposed to be conducted, in each case, following the Closing Date.

           (b) Each Relevant Party does not intend to incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

           Section 2.23 Foreign Corrupt Practices Act. None of the Relevant Parties, nor any director, officer, agent, employee or other person associated with or acting on behalf of any of the Relevant Parties, (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

           Section 2.24 No Material Adverse Change. There has been no material adverse change in the consolidated financial condition, business, operations, assets, liabilities, management, prospects or value of any of the Relevant Parties or, to the best of the Parents and the Company's knowledge, Cardwell or Bowen (including any event which, in the opinion of the Interim Lenders, is reasonably likely to result in such a material adverse change) since March 31, 1996.

           Section 2.25 ERISA. (a) Schedule 2.25 (the "ERISA Schedule") lists all Plans maintained or sponsored by the Company or to which the Company or any ERISA Affiliate is obligated to contribute, and separately identifies Plans intended to be Qualified Plans and Multiemployer Plans.

           (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable federal or state law.

           (c) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Company nothing has occurred which would cause the loss of such qualification or tax-exempt status.

           (d) Except as set forth in ERISA Schedule, there is no outstanding material liability under Title IV of ERISA with respect to any Plan maintained or sponsored by the Company or any ERISA Affiliate (as to which the Company is or may be liable), nor with respect to any Plan to which the Company or any ERISA Affiliate (wherein the Company is or may be liable) contributes or is obligated to contribute.

           (e) Except as set forth on ERISA Schedule, none of the Qualified Plans subject to Title IV of ERISA has any material Unfunded Pension Liability as to which the Company is or may be liable.

           (f) Except as set forth in ERISA Schedule, no Plan maintained or sponsored by the Company or any ERISA Affiliate provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with the Company or such ERISA Affiliate, except to the extent required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Code. The Company and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

           (g) Except as set forth in ERISA Schedule, no ERISA Event has occurred or, to the best knowledge of the Company, is reasonably expected to occur with respect to any Plan maintained or sponsored by the Company or to which the Company or any ERISA Affiliate is obligated to contribute.

           (h) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Company or any ERISA Affiliate, (ii) the Company or any ERISA Affiliate with respect to any Qualified Plan, or (iii) any other fiduciary with respect to any

Plan for which the Company may be directly or indirectly liable, through indemnification obligations or otherwise.

           (i) Except as set forth in ERISA Schedule, the Company has not incurred nor reasonably expects to incur (i) any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any material liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to any Plan.

           (j) Except as set forth in ERISA Schedule, neither the Company nor any ERISA Affiliate has transferred any Unfunded Pension Liability to an entity other than an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

           (k) Neither the Company nor any ERISA Affiliate has engaged, directly or indirectly, in a prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) for which no statutory or administrative exemption is applicable in connection with any Plan the consequences of which, in the aggregate, have a reasonable likelihood of having a Material Adverse Effect.


                                   ARTICLE III

                               SALE AND REPAYMENT

           Section 3.1 Sale of the Interim Notes. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Interim Lenders, and the Interim Lenders agree to purchase from the Company Interim Notes in an aggregate principal amount of $31.0 million, at an aggregate purchase price equal to 100% of such principal amount, payable by wire transfer on the Closing Date as provided in Section 5.1.

           Section 3.2 Maturity. Each Interim Note will mature on March 31, 1998, (the "Maturity Date").


           Section 3.3 Mandatory Exchange; Issuance of Rollover Notes and Warrants. On the Maturity Date, (i) the Escrow Agent shall deliver to each Holder of Interim Notes, in such names and as such Holder shall request, such Holder's pro rata share of Warrants representing 5% of the fully-diluted common stock of the Parent, such pro rata share to be equal to such Holder's pro rata share of the aggregate principal amount of Interim Notes outstanding on such date and (ii) the Escrow Agent shall deliver to each Holder of Interim Notes, in exchange for such Interim Notes, a Rollover Note (or Rollover Notes), in such names as such Holder shall request, in an aggregate principal amount equal to the unpaid principal amount of the Interim Notes delivered by such Holder to the Escrow Agent; provided, however, that no Holder shall be required to accept Rollover Notes in exchange for Interim Notes (in which case the principal of, premium, if any, and accrued and unpaid interest on the Interim Notes shall be due and payable immediately) unless the following conditions shall have been satisfied (or are concurrently satisfied) as of the Maturity Date or waived by all the Holders:

                (i) no Default or Event of Default shall have occurred and be continuing under this Agreement and no payment default shall have occurred and be continuing under the Engagement Letter;

                (ii) the Company shall have paid the Rollover Fee to each Holder in immediately available funds and shall have paid all accrued and unpaid interest with respect to the Interim Notes in accordance with the terms thereof;

                (iii) pursuant to the Debt Registration Rights Agreement, the Shelf Registration Statement (as defined in the Debt Registration Rights Agreement) with respect to the Rollover Notes shall have been declared effective by the SEC; and

                (iv) pursuant to the Equity Registration Rights Agreement, the Shelf Registration Statement (as defined in the Equity Registration Rights Agreement) with respect to the Warrants and the Warrant Shares shall have been declared effective by the SEC.

           Section 3.4 Interest on the Interim Notes. (a) Subject to Section 3.4(d), interest on each Interim Note shall be payable in cash by wire transfer pursuant to Section 3.11 on each Interest Payment Date for the Interest Period then ended. Subject to Sections 3.4(c) and 3.12, interest on the Interim Notes shall be calculated and shall accrue on a daily basis for each day during each Interest Period at a rate per annum equal to the Applicable LIBOR Rate for such Interest Period plus the Applicable Spread for such day. Accrued interest on each Interim Note for each Interest Period shall be calculated on the basis of the actual number of days elapsed and a 360-day year (or, in the case of interest accruing at the Base Rate determined by reference to the Prime Rate, a 365-day or 366-day year as appropriate).

           (b) Interest on the Interim Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Closing Date. Interest shall accrue with respect to principal on each Interim Note to, but not including, the date of repayment of such principal; provided, however, that if such repayment occurs after 12:00 noon, New York City time, interest shall be deemed to accrue until the following Business Day.

           (c) Notwithstanding anything contained in this Agreement to the contrary, the interest rate on the Interim Notes for any Interest Period shall not exceed an annual rate equal to the lesser of (i) 18% and (ii) the maximum interest rate permitted by law.

           (d) To the extent that the interest rate on the Interim Notes for any Interest Period exceeds an annual rate equal to 14%, the Company shall have the option to pay to the Holders, pro rata, all incremental interest accruing during such Interest Period at a rate in excess of 14% per annum in the form of additional Interim Notes having a principal amount equal to the amount of such incremental interest provided, that such additional Interim Notes shall be in denominations of $1,000 and integral multiples thereof and that any difference between such incremental interest owing and such additional Interim Notes shall be paid in cash by wire transfer pursuant to Section 3.11. In the event that the Company elects to pay any interest in the form of additional Interim Notes, it will:

           (i) deliver by hand or by overnight courier to each Holder an additional authorized, executed and authenticated Interim Note in a principal amount equal to the amount of such incremental interest, payable to the order of such Holder, dated the date of the applicable Interest Payment Date, to the address of such Holder shown on the Note Register,

           (ii) deliver by hand or by overnight courier duly authorized, executed and authenticated Rollover Notes to the Escrow Agent, dated the Maturity Date, unregistered as to payee or registered in blank, in an aggregate principal amount equal to the aggregate principal amount of the Interim Notes so delivered in accordance with clause (i) above, and

           (iii) deliver an Officers' Certificate setting forth the calculation of such incremental interest, resolutions of the board of directors of the Company, the Parent and the Guarantors authorizing, as appropriate, the issuance of such additional Interim Notes and Rollover Notes and each Related Party Guarantee with respect to such additional Interim Notes and Rollover Notes, and an Opinion of Counsel as to the validity and enforceability of such Interim Notes, Rollover Notes and Related Party Guarantees, each such Officer's Certificate, resolutions and Opinion of Counsel to be reasonably satisfactory to each of the Holders.

           Section 3.5 Default Interest. Interest will accrue on any overdue amount (whether interest or principal), to the extent lawful, at a rate per annum equal to 2% over the then current interest rate on the Interim Notes until such amount (plus all accrued and unpaid interest) is paid in full. The Company shall pay such default interest and all interest accruing on any overdue installment of interest or principal on demand from time to time.

           Section 3.6 Mandatory Redemption. (a) The Parent and the Company shall cause the Interim Notes to be redeemed with (i) the Net Cash Proceeds of
(x) any direct or indirect public offering or private placement of High Yield Notes, subordinated debt or equity securities of the Company or the Parent or
(y) the incurrence of any other Indebtedness by the Company, the Parent or any Subsidiary of the Parent or the Company (other than Indebtedness permitted to be incurred under Section 4.9) or (ii) any net proceeds from an Asset Sale by the Company, the Parent or any Subsidiary of the Parent or the Company (other than an Asset Sale permitted under Section 4.12) (each, a "Capital Market Transaction"), subject, in the case of clauses (i) (y) and (ii) only, to the required prior repayment of any amount outstanding under the Senior Credit Facility. The Company shall, not later than the second Business Day following any Capital Market Transaction, redeem Interim Notes pursuant to this Section
3.6 at a redemption price equal to 100% of the principal amount of the Interim Notes redeemed, plus accrued and unpaid interest to the date of the redemption, provided, however, that the Company shall redeem the Interim Notes at a redemption price equal to 103% of the principal amount of the Interim Notes redeemed, plus accrued and unpaid interest to the date of redemption, if the Interim Notes are redeemed with, or in anticipation of, proceeds from any transaction in which Lehman Brothers did not or will not act as exclusive placement agent or sole underwriter to the Parent or the Company or any of their respective Subsidiaries (unless it shall otherwise have agreed in writing prior to such repayment date not to so act) other than the proceeds of a borrowing under the Tranche B Term Loan (as such term is defined in the Senior Credit Facility) under the Senior Credit Facility.

           (b) Subject to and in accordance with Section 4.21, in the event of any Change of Control, the Company shall offer to repurchase Interim Notes pursuant to Section 4.21.

           Section 3.7 Optional Prepayment. The Company may, upon five Business Days' prior written notice to each of the Holders, redeem the Interim Notes at any time in whole or in part, on a pro rata basis, by paying to each Holder an amount equal to 100% of such Holder's pro rata share of the aggregate principal amount of Interim Notes to be redeemed, plus accrued and unpaid interest thereon to the Prepayment Date; provided, however, that the Company shall pay each Holder 103% of such Holder's pro rata share of the aggregate principal amount of Interim Notes to be redeemed, plus accrued and unpaid interest thereon to the Prepayment Date, if the Interim Notes are redeemed with, or in anticipation of, proceeds from any transaction in which Lehman Brothers did not or will not act as exclusive placement agent or sole underwriter to the Parent or the Company or a Subsidiary (unless it shall otherwise have agreed in writing prior to such repayment date not to so act) other than the proceeds of a borrowing under the Tranche B Term Loan under the Senior Credit Facility. The Interim Notes shall be presumed to be prepaid with cash flow from operations unless the Parent, the Company or one of their Subsidiaries has recently or simultaneously completed a financial transaction generating at least the applicable amount of net proceeds.

           Section 3.8 Rollover Fee. On the Maturity Date the Company shall pay to the Holder of each Interim Note outstanding on the Maturity Date the Rollover Fee.

           Section 3.9 Indemnity. The Parent and the Company jointly and severally agree to indemnify each Holder and to hold each Holder harmless from any loss or expense which such Holder may sustain or incur as a consequence of
(a) the failure by the Company to issue the Interim Notes on the Closing Date after the Company has given a notice with respect thereof in accordance with
Section 5.1, (b) default by the Company in making any prepayment or redemption after the Company has given a notice thereof in accordance with the provisions of Section 3.10 or (c) the making of a prepayment or redemption of the Interim Notes on a day which is not the last day of an Interest Period. Such indemnification may include an amount equal to (a) such Affected Party's actual loss and expenses incurred (excluding lost profits) in connection with, or by reason of, any of the foregoing events and (b) the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of Interim Notes not so issued or the principal amount of Interim Notes so prepaid or redeemed from the date of such proposed issuance or prepayment or redemption, as the case may be, in the case of a failure to issue Interim Notes, to the last day of the Interest Period that would have commenced on the proposed date of such issuance, or, in the case of any such prepayment or redemption, to the last day of the Interest Period in which such repayment or redemption occurred, in each case at the applicable rate of interest for such Interim Notes provided for herein (excluding, however, the Applicable Spread included therein, if any) over
(ii) the amount of interest (as reasonably determined by such Holder) which would have accrued to such Holder on such amount by placing such amount on deposit for a period comparable to such Interest Period or remaining Interest Period in the case of prepayment or redemption with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 3.9 submitted to the Company by any Holder shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Interim Notes and all other amounts payable hereunder.

           Section 3.10 Effect of Notice of Prepayment. The Company shall notify the Holders in writing at their addresses shown in the Note Register of any date set for redemption, prepayment or repurchase (each such day, a "Prepayment Date") of Interim Notes. Once such notice is sent or mailed, the Interim Notes called for redemption, prepayment or repurchase shall become due and payable on the Prepayment Date set forth in such notice. Such notice may not be conditional.

           Section 3.11 Method of Payment. Except as provided in Section 3.4(e) with respect to the payment of certain interest in the form of additional Interim Notes, the principal of, premium, if any, and interest on each Interim Note and all other Obligations arising under the Transaction Documents shall be payable by wire transfer in immediately available funds to the account of the Holder thereof, designated in a written notice to the Company at least three Business Days prior to the due date therefor.

           Section 3.12 Inability to Determine Interest Rate; Interest Periods Less Than Three Months. If prior to the first day of any Interest Period Lehman Brothers shall have determined (which determinations shall be conclusive and binding upon the Company and each of the Holders) that (a) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Applicable LIBOR Rate for such Interest Period, or (b) the Applicable LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to a Holder of holding such Interim Note during such Interest Period, then Lehman Brothers shall give facsimile or telephone notice thereof to the Company and the Holders as soon as practicable thereafter.

If such notice is given, the interest rate on each Interim Note for such Interest Period and for each subsequent Interest Period until Lehman Brothers gives notice to the Holders and the Company otherwise shall equal the Base Rate plus the Applicable Spread.

           Except in the case of optional and mandatory prepayment or redemption pursuant to Sections 3.6 and 3.7, if any Interest Period will have a duration of less than three months, the interest rate for such Interest Period shall equal the Base Rate plus the Applicable Spread.

           Section 3.13 Payment on Business Days. If any payment to be made hereunder or under any Interim Note shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (and such extension of time shall be included in computing interest in connection with such payment); provided, however, that if such succeeding Business Day could fall in the next calendar month, such payment shall be made on the next preceding Business Day.

           Section 3.14 Partial Redemption. In the event that less than all of the Interim Notes are to be repurchased or redeemed (including pursuant to an offer to repurchase), the Company shall redeem or repurchase (or offer to repurchase) a pro rata portion of the Interim Notes held by each Holder.


                                   ARTICLE IV

                                    COVENANTS

           So long as the principal of or interest on the Interim Notes or any other Obligation in respect of the Interim Notes shall be unpaid, the Parent and the Company and each of the Guarantors covenants and agrees with the Interim Lenders and each Holder as follows:

           Section 4.1 Use of Proceeds. The Parent and the Company shall use the proceeds received by the Company from the sale of the Interim Notes solely to finance the purchase price of the Acquisitions and to pay fees and expenses related thereto.

           Section 4.2 Notice of Default on Interim Notes and Related Matters. The Company shall furnish to the Holders written notice, promptly upon any Officer of the Parent or the Company becoming aware of the existence thereof, of:

           (a) any condition or event that constitutes a Default, specifying the nature and period of existence thereof and the action that the Company is taking or proposes to take with respect thereto;

           (b) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Entity, against or affecting the Parent, the Company or any of their respective Subsidiaries that, if adversely determined, would reasonably be expected to result in individually or in the aggregate, a Material Adverse Effect; and

           (c) any development that, individually or in the aggregate, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

           Section 4.3 Offering. (a) The Parent, the Company and the Guarantors shall use their best efforts to cause Permanent Securities to be issued and sold no later than the 270th day following the

Closing Date in such amounts as will yield Net Cash Proceeds sufficient to prepay in full the principal amount of the Interim Notes, all accrued and unpaid interest and premium, if any, thereon and all other Obligations incurred in connection with the Interim Notes and this Agreement.

           (b) The Parent and the Company have engaged Lehman Brothers as their exclusive placement agent or sole managing underwriter in connection with the private placement or public offering of the Permanent Securities in accordance with the provisions of the Engagement Letter. The Parent and the Company and each of the Guarantors hereby covenant, for the benefit of each of the Holders, to comply with each of its agreements set forth in the Engagement Letter.

           Section 4.4 Issuance of High Yield Notes and Warrants. (a) Escrow of Warrants. If the Interim Notes remain outstanding on December 26, 1997, the Parent shall, no later than the close of business in New York City on such date:

                (1) execute and deliver to the Escrow Agent fully authenticated Warrants, unregistered or registered in blank, representing the right to purchase at any time prior to March 31, 2007 10% of the fully-diluted common stock of the Parent (the "Warrant Shares"), calculated after giving effect to the issuance and exercise of such Warrants, at an exercise price of $.01 per share; and

                (2) deliver to the Holders an Opinion of Counsel addressed to them and dated the date the Warrants are issued, stating (i) that the Warrants have been duly authorized, executed and delivered and that they constitute valid and binding obligations of the Parent, enforceable against it in accordance with their terms and (ii) that the Warrant Shares have been duly authorized and reserved for issuance and (iii) as to such other matter as the Holders may reasonably request.

           (b) Issuance of High Yield Notes. If the Interim Notes remain outstanding on December 26, 1997, the Company shall be obligated to issue, and the Parent and the other Guarantors shall be obligated to guarantee, senior unsecured debt securities (the "High Yield Notes") having an aggregate principal amount of up to $100.0 million (as specified by Lehman Brothers in its sole discretion) with a fixed coupon (as specified by Lehman Brothers in its sole discretion) not exceeding the then prevailing interest rate on the Interim Notes and having such covenants, default and subordination provisions, registration rights and other terms as are customary for new issuances of high yield senior unsecured debt securities of this type, all as determined by Lehman Brothers, in its sole discretion. The High Yield Notes shall be unconditionally Guaranteed by the Parent and the other Guarantors on a senior unsecured basis (or subordinated basis in the event that the High Yield Notes are subordinated as contemplated by
Section 4.4(d)).

           (c) The proceeds from the issuance of the High Yield Notes shall be used to prepay the Interim Notes pursuant to Section 3.6. Any remaining proceeds shall be applied to repay Senior Debt of the Company and for such other purposes as may be mutually agreed by Lehman Brothers and the Company.

           (d) To the extent that the Lenders under the Senior Credit Facility require, the High Yield Notes will be subordinated to borrowings under the Senior Credit Facility on terms substantially identical to the subordination provisions contained in the Rollover Note Indenture.

           (e) The Relevant Parties shall use their best efforts to do all things required in the opinion of Lehman Brothers, in its sole discretion, in connection with the sale of the High Yield Notes, including, but not limited to
(i) no later than October 27, 1997, commencing the preparation of a Rule 144A offering memorandum or registration statement under the Securities Act with respect to the High Yield Notes, and other documentation (including an indenture), all as deemed necessary by Lehman Brothers, in its sole discretion, to effect the offering of High Yield Notes, (ii) no later than October 27, 1997, delivering to Lehman Brothers such unaudited consolidated and pro forma financial information, projections as to future operations and such other financial information relating to the Parent, the Company, the Acquired Businesses, their Subsidiaries and all other completed or probable acquisitions, if any, as may be reasonably requested by Lehman Brothers, (iii) no later than November 27, 1997, finalizing the Offering Documents in form and substance satisfactory to Lehman Brothers, in its sole discretion including, if applicable, filings of a registration statement under the Securities Act, (iv) no later than December 19, 1997, making appropriate Officers of the Company and the Acquired Businesses available to Lehman Brothers for meetings with prospective purchasers of the High Yield Notes and preparing and presenting to potential investors road show material in a manner consistent with other new issuances of high yield debt securities and (v) executing an underwriting or purchase agreement substantially in the form of Lehman Brothers' standard underwriting or purchase agreement, as the case may be, modified as appropriate to reflect the terms of the transactions contemplated thereby and containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of legal opinions, comfort letters, and Officers' Certificates, all in form and substance satisfactory to Lehman Brothers and its counsel, as well as such other terms and conditions as Lehman Brothers and its counsel may in their reasonable discretion consider appropriate in light of then prevailing market conditions applicable to similar financings or in light of any aspect of the transactions contemplated hereby that requires such other terms or conditions.

           (f) In connection with the issuance of the High Yield Notes, at the request of Lehman Brothers, the Parent will issue to the purchasers of the High Yield Notes, on the date of such sale and without additional charge, warrants to purchase the Capital Stock of the Parent pursuant to a warrant agreement in the form specified by Lehman Brothers (which form will be substantially identical to the Warrant Agreement attached as Exhibit G, which request Lehman Brothers may make if it determines that such issuance of Warrants is advisable or necessary in order for the Company to issue High Yield Notes). In connection therewith, the Parent covenants to do all things necessary or convenient in the opinion of Lehman Brothers, in its sole discretion, including, without limitation, executing such warrant agreement and an equity registration rights agreement and a stockholders agreement, in each case in form and substance satisfactory to Lehman Brothers, in its sole discretion. Each Person that purchases warrants privately shall become party to such equity registration rights agreement and such stockholders agreement by executing a joinder agreement. The total amount of warrants issued pursuant to this Section 4.4(f) shall not entitle the holders thereof to purchase more than an aggregate of 5% of the fully-diluted common stock of the Parent without the consent of the Parent.

           Section 4.5 Additional Subsidiary Guarantees. If the Parent, the Company or any of their respective Subsidiaries shall acquire or create a Domestic Subsidiary after the date of this Agreement, then such newly acquired or created Domestic Subsidiary shall become a party to this Agreement as a Guarantor by executing a joinder to this Agreement and shall deliver to each of the Holders an Opinion of Counsel, in a form reasonably satisfactory to the Holders. Upon execution of such joinder, such Domestic Subsidiary shall be bound by, and become a party to, this Agreement as a Guarantor and shall agree to perform each and every obligation and covenant of a Guarantor hereunder.

           Section 4.6 Merger and Sale. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, consolidate or merge with or into, or sell, convey or transfer or lease all or substantially all of its assets (in one or more related transactions, including by way of liquidation or dissolution), or assign any of its respective obligations under the Transaction Documents, to another Person, except that any Subsidiary may merge with or into, or convey its assets to, the Company or another Wholly Owned Subsidiary that is a Guarantor.

        Section 4.7 Information; SEC Reports; Compliance Certificates. (a) The Parent and the Company shall, and shall cause each of their respective Subsidiaries to, promptly provide such information concerning the business, properties or financial condition of the Parent, the Company and such Subsidiaries as any Holder may from time to time reasonably request. The Parent and the Company shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities, and shall permit the Holders or their representatives to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and, subject to the right of the Parent's, the Company's or any such Subsidiary's representatives to participate in any such discussion, independent public accountants, all upon reasonable notice and at such reasonable times and as often as may reasonably be desired.

        (b) The Parent and the Company shall furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent and the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Parent and the Company and any consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Parent's and the Company's certified independent public accountants (who shall be firm(s) of established national reputation) and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, the Parent and the Company shall, and shall cause their Subsidiaries to, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. All such information and reports shall be delivered to each Holder on or prior to the dates on which such filing would have been required to be made had the Parent and the Company been subject to the rules and regulations of the SEC.

        (c) The Parent and the Company shall deliver to the Holders, within 30 days after the end of each fiscal quarter of the Parent and the Company, an Officers' Certificate stating that a review of the activities of the Parent, the Company and their Subsidiaries during the preceding fiscal quarter has been performed with a view to determining whether the Parent and the Company and their respective Subsidiaries have kept, observed, performed and fulfilled their respective Obligations under this Agreement, and further stating that (i) the Parent and the Company and their respective Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Agreement and are not in default in the performance or observance of any of the terms, provisions or conditions hereof or under any other mortgage, indenture or debt instrument (or, if a Default, Event of Default or default under any such mortgage, indenture or debt instrument shall have occurred, describing all such Defaults, Events of Default or defaults and what action the Parent and the Company are taking or propose to take with respect thereto) and (ii) no event has occurred and remains in existence which prohibits the Company or any Guarantor to make payments on account of the principal of or interest, if any, on the Interim Notes and if such event has occurred, a description of the event and the action the Parent and the Company are taking or propose to take with respect thereto.

        (d) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to paragraph (b) above shall be accompanied by a written statement of the Parent's and the Company's certified independent public accountants (who shall be from a firm of established national reputation reasonably satisfactory to the majority of the Holders) that, solely in making the examination necessary for certification of such financial statements and without independent investigation or inquiry, nothing has come to their attention that would lead them to believe that the Parent, the Company or any of their Subsidiaries has violated any provisions of Article IV of this Agreement or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

        Section 4.8 Authorizations and Approvals. The Parent and the Company shall, and shall cause each of their respective Subsidiaries to, promptly obtain, from time to time, all such Permits, consents and approvals as may be required to enable the Parent, the Company and each of such Subsidiaries to comply with their respective obligations under the Transaction Documents and the Interim Notes.

        Section 4.9 Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue any shares of preferred stock except for:

           (i) the incurrence by the Company of revolving credit Indebtedness and indebtedness under letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) under the Senior Credit Facility (and the Guarantees thereof by the Guarantors); provided that the aggregate principal amount of all revolving credit Indebtedness and letters of credit outstanding at any one time under the Senior Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed an amount equal to $25.0 million;

           (ii) the incurrence by the Company of term Indebtedness under the Senior Credit Facility (and the Guarantees thereof by the Guarantors); provided that the aggregate principal amount of all term Indebtedness outstanding under the Senior Credit Facility after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ii), does not exceed an amount equal to (a) $65.0 million or (b) $53.0 million if the Cardwell Acquisition is not completed on or prior to June 30, 1997, in each case, less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under the Senior Credit Facility that have been made since the date of this Agreement;

           (iii) the Interim Notes and the incurrence of the Related Party Guarantees by the Guarantors;

           (iv) the issuance of the Rollover Notes to the Escrow Agent in accordance with Section 3.3;

           (v) Permitted Refinancing Indebtedness;

           (vi) the incurrence of Indebtedness (i) by the Company to a Wholly Owned Subsidiary that is a Guarantor (ii) by a Domestic Wholly Owned Subsidiary to the Company or any other Subsidiary that is a Guarantor and
    (iii) by any direct or indirect Foreign Subsidiary to the Company or any

    Subsidiary that is a Guarantor in an aggregate principal amount at any time outstanding (with respect to all Foreign Subsidiaries) not to exceed $1.0 million;

           (vii) Indebtedness of the Parent, the Company or their respective Subsidiaries incurred in respect of Hedging Obligations entered into in order to fix or cap the interest rate on Indebtedness permitted to be incurred by this Agreement or to protect against loss from changes in currency exchange rates incurred pursuant to clauses (i) or (ii) of this
    Section 4.9;

           (viii) the incurrence by the Parent, the Company or any of their respective Subsidiaries of additional Indebtedness to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a financing, lease or otherwise) in an aggregate principal amount at any time outstanding not to exceed $5.0 million; and

           (ix) Existing Debt.

        For purposes of determining compliance with this Section 4.9 accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness.

        Section 4.10 Restricted Payments. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of their respective Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or the Company) to the direct or indirect holders of any of their respective Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent or payable to the Company or a Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Parent or the Company) any Equity Interests of the Company or the Parent or any of their respective Affiliates (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Interim Notes or any of the Related Party Guarantees, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments").

        Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the Company may pay dividends to the Parent for the purpose of (i) permitting the Parent to satisfy its federal, state and local income tax obligations to the extent such obligations are actually due and owing and are a direct result of the net income of the Company being included on a consolidated, combined or unitary income tax return filed by the Parent or otherwise being attributed to the Parent for tax purposes; (ii) permitting the Parent to pay the necessary fees and expenses to maintain its corporate existence and good standing (in an aggregate amount not to exceed $250,000 per annum); and (iii) permitting the Parent to comply with the Transaction Documents (in an aggregate amount not to exceed $250,000 per annum).

        Not later than the date of making any Restricted Payment, the Company shall deliver to the Holders an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the amount of such Restricted Payment is derived.

        Section 4.11 Limitation on Restrictions on Distributions from Subsidiaries. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or other Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) this Agreement or the Senior Credit Facility as in effect on the date hereof, (b) the Interim Notes, (c) applicable law, (d) restrictions of the nature described in clause (iii) above by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices or (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired.

        Section 4.12 Limitation on Sales of Assets and Subsidiary Stock. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, enter into an agreement with respect to or consummate any Asset Sale, except:

        (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business having a fair market value not to exceed, in the aggregate, $1.0 million in any period of twelve consecutive months;

        (b) the sale or other disposition of any property (other than inventory and obsolete or worn out property) in the ordinary course of business, provided that the aggregate book value of all such property so sold or disposed of in any period of twelve consecutive months shall not exceed $1.0 million provided, further, that the net proceeds therefrom are applied within one Business Day of receipt to permanently repay Indebtedness under the Senior Credit Facility or to redeem or repurchase Interim Notes; and

        (c) the sale of inventory in the ordinary course of business.

        Section 4.13 Limitation on Transactions with Affiliates. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Parent, the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Parent, the Company or such Subsidiary with an unrelated Person and (ii) the Parent or the Company, as the case may be, delivers to the Holders (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250,000, a resolution of its board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its board of directors, and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an investment banking firm (or, if an investment banking firm is generally not qualified to give such an opinion, by an appraisal firm) of national standing; provided that (x) any employment agreement entered into by the Parent, the Company or such Subsidiary in the ordinary course of business and consistent with the past practices of the Parent, the Company or such Subsidiary, as the case may be, (y) transactions between or among any of the Parent, the Company and/or any Wholly Owned Subsidiary of the Company that is a Guarantor and (z) Restricted Payments that are permitted by Section 4.10 in each case, shall not be deemed Affiliate Transactions.

        Section 4.14 Line of Business. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the businesses conducted on the Closing Date and businesses reasonably related thereto. The Parent shall not create or acquire any direct or indirect Subsidiary and shall not engage in any activity other than the holding of the stock of the Company. The Parent shall own, directly, 100% of the issued and outstanding Voting Stock and other Equity Interests of the Company.

        Section 4.15 Capitalization; Restrictions on Certain Amendments. (a) The Company shall not, and shall not permit any of its Subsidiaries to, issue or agree to issue any Capital Stock (including treasury shares) or other Equity Interests except to the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor.

        (b) The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, amend, or suffer to be amended, their organizational documents (including any certificate of incorporation or bylaws) or any terms of their Capital Stock or any Material Contract (other than the Senior Credit Facility) to which it is a party if any such amendment could reasonably be expected to have a Material Adverse Effect.

        Section 4.16 Liens. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

        Section 4.17 No Senior Subordinated Indebtedness. Notwithstanding any other provision hereof, (i) the Company will not incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for any Indebtedness that is subordinate or junior in right of payment to any Indebtedness under Senior Debt and senior in any respect in right of payment to the Interim Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Guarantee and senior in any respect in right of payment to any Related Party Guarantee.

        Section 4.18 Corporate Existence; Compliance with Laws; Taxes; Maintenance of Insurance. (a) The Parent and the Company shall, and shall cause each of their respective Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate, partnership or other existence in accordance with their respective organizational documents and their respective rights (charter and statutory), licenses and franchises; provided, however, that neither the Parent nor the Company shall be required to preserve any such right, license or franchise, or such corporate, partnership or other existence of any of their respective Subsidiaries if the relevant board of directors shall determine that the preservation thereof is no longer desirable in the conduct of their respective businesses taken as a whole, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

        (b) The Parent and the Company shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all statutes, laws, ordinances, or government rules and regulations to which it is subject.

        (c) The Parent and the Company shall, and shall cause each of their respective Subsidiaries to, pay prior to delinquency all taxes, assessments, and governmental levies except those contested in good faith and by appropriate proceedings.

        (d) The Parent and the Company shall, and shall cause their respective Subsidiaries to, (a) keep insurable properties insured in accordance with industry standards at all times by financially sound and reputable insurers; (b) maintain such other insurance, to such extent and against such risks, including
(i) fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar location, (ii) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them and (iii) business interruption insurance; and (c) maintain such other insurance as may be required by law.

        Section 4.19 Liquidation. The Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, adopt a plan of liquidation or dissolution.

        Section 4.20 Stay, Extension and Usury Laws. The Parent and the Company covenant (to the extent that they may lawfully do so) that they shall not, and shall not permit any of their respective Subsidiaries to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants in or the performance of this Agreement; and the Parent and the Company waive, and shall cause each of their respective Subsidiaries to waive (to the extent that they may lawfully do so), all benefit or advantage of any such law, and covenant that they shall not, and shall not permit their respective Subsidiaries to, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but shall suffer and permit, and shall cause their respective Subsidiaries to suffer and permit, the execution of every such power as though no such law has been enacted.

        Section 4.21 Change of Control. (a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Interim Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damage thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase Interim Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 45 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures set forth below. Prior to purchasing any Interim Notes in a Change of Control Offer, but in any event within 30 days following a Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Interim Notes pursuant to this Section 4.21.

        (b) Notice of a Change of Control Offer shall be mailed by the Company to the Holders at their addresses set forth in the Note Register. The Change of Control Offer shall remain open from the time of mailing until the Change of Control Payment Date. The notice shall be accompanied by a copy of each of the most recent reports furnished pursuant to Section 4.7(b) (i) and (ii). The notice shall contain all instructions and materials necessary to enable such Holders to tender Interim Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state:

           (1) that the Change of Control Offer is being made pursuant to this
    Section 4.21, that Interim Notes may be surrendered in whole or in part (in denominations of $1,000 and integral multiples thereof), and that all Interim Notes will be accepted for payment;

           (2) the purchase price and the Change of Control Payment Date;

           (3) that any Interim Note not tendered will continue to accrue interest;

           (4) that any Interim Note (or part thereof) accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

           (5) that Holders electing to have an Interim Note purchased pursuant to a Change of Control Offer will be required to surrender the Interim Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Interim Note completed, to the Company at the address specified in the notice prior to 5:00 p.m., New York City time, on the Change of Control Payment Date;

           (6) that Holders will be entitled to withdraw their election if the Company receives not later than 5:00 p.m., New York City time, on the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Interim Notes such Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Interim Notes purchased; and

           (7) that Holders whose Interim Notes are purchased only in part will be issued new Interim Notes equal in principal amount to the unpurchased portion of the corresponding Interim Notes surrendered.

        (c) On the Change of Control Payment Date, the Company shall accept for payment all Interim Notes or portions thereof properly tendered pursuant to the Change of Control Offer, pay the purchase price of each Interim Note surrendered for purchase to the related Holder and deliver to each Holder a new Interim Note equal in principal amount (excluding premiums, if any) to any unpurchased portion of the corresponding Interim Note surrendered. The Company will notify the remaining Holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        (d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Interim Notes as a result of a Change of Control.


                                    ARTICLE V

                 CONDITIONS TO THE INTERIM LENDERS' OBLIGATIONS

        Section 5.1 Closing. Upon satisfaction of the conditions set forth herein, the Interim Lenders shall pay the purchase price set forth in Section
3.1 of the Interim Notes by wire transfer of immediately available funds to the account designated by the Company in New York, New York, against delivery to the Interim Lenders of Interim Notes in the names and denominations specified by the Interim Lenders (the "Closing"). The Company shall give the Interim Lenders at least two Business Days' notice of the expected date of such Closing (the "Closing Date"). The Closing shall take place at such place as shall be agreed upon by the Interim Lenders and the Company.

        Section 5.2 Conditions of the Interim Lenders' Obligations. The obligation of the Interim Lenders to purchase and pay for the Interim Notes to be purchased by them hereunder on the Closing Date is several and not joint and is subject to the prior or concurrent satisfaction on the Closing Date of each of the following conditions:

        (a) Representations and Warranties; Agreements; No Default. The representations and warranties of the Parent and the Company set forth in or incorporated by reference in this Agreement shall be true and correct at and as if repeated on and as of the Closing Date after giving effect to the transactions occurring simultaneously with the Closing. The Company shall have performed all agreements on its part to be performed pursuant to this Agreement on or prior to the Closing Date and there shall exist no Default or Event of Default.

        (b) Fees. All fees and expenses due to any Interim Lender or Lehman Brothers on or before the Closing Date in connection with the Interim Notes, the Engagement Letter and the Commitment Letter or otherwise shall have been paid in full.

        (c) Opinions; Reliance Letters. The Interim Lenders shall have received
(i) the legal opinion of Jones, Day, Reavis & Pogue, special counsel for the Parent and the Company, addressed to the Interim Lenders and dated as of the Closing Date, in the form attached as Exhibit H, and (ii) a reliance letter, or reliance letters permitting the Interim Lenders to rely on all of the opinions of counsel rendered in connection with the Senior Credit Facility and the Acquisition Agreements.

        (d) Closing Papers. The Interim Lenders shall have received the following, dated as of the Closing Date and in form and substance reasonably satisfactory to them and to their special counsel, Latham & Watkins:

           (i) a certificate of the Secretary of each Relevant Party certifying as to the attached copy of the resolutions adopted by the board of directors of such Relevant Party, authorizing, to the extent applicable, the execution, delivery and performance of each of this Agreement, the Senior Credit Facility, the Acquisition Agreements, the Related Documents and each of the other agreements, instruments and transactions contemplated hereby and thereby;

           (ii) a certificate of the Secretary of each Relevant Party certifying as to attached copies of the certificate of incorporation and by-laws of such Relevant Party, as in effect on the Closing Date;

           (iii) a certificate of the Secretary of each Relevant Party, dated the Closing Date, as to the incumbency and signatures of the Officers of such Relevant Party, authorized, to the extent applicable, to act with respect to this Agreement, the Senior Credit Facility, the Acquisition Agreements, the Related Documents and all instruments and agreements contemplated hereby and thereby; and

           (iv) an Officers' Certificate signed by the President and Chief Financial Officer of the Parent and the Company certifying as to the matters set forth in Sections 5.2(a) and 5.2(l).

        (e) Related Documents. The Interim Lenders shall have received executed copies of the Rollover Note Indenture, the Debt Registration Rights Agreement, the Equity Registration Rights

Agreement, the Warrant Agreement, the Stockholders Agreement and the Escrow Agreement. All such documents shall have been duly authorized, executed and delivered by each of the parties thereto, and the Interim Lenders shall have received a certificate from the Escrow Agent, satisfactory to the Interim Lenders in their sole discretion, to the effect that the Escrow Agent has received, and is holding in escrow for the benefit of the Holders, the Rollover
Note Indenture and authenticated, executed and delivered Rollover Notes dated as of the Maturity Date in an aggregate principal amount equal to at least $31.0 million.

        (f) Concurrent Transactions.

           (i) Each of the Relevant Parties and each of the financial institutions party thereto shall have entered into the Senior Credit Facility. All conditions precedent to borrowings under the Senior Credit Facility shall have been satisfied or, with the prior approval of each of the Interim Lenders, waived and the Company shall have borrowed funds under the Senior Credit Facility, which, together with the proceeds from the sale of the Interim Notes will be sufficient to consummate the Acquisitions and pay all related fees and expenses. After giving effect to the consummation of the transaction contemplated hereby, the amount undrawn and available to the Company under the Senior Credit Facility shall be at least $10.0 million.

           (ii) The terms of the Senior Credit Facility and the Acquisition Agreements shall be satisfactory in all respects to each of the Interim Lenders and to their special counsel, Latham & Watkins. There shall not exist (pro forma for the Acquisitions and the financing thereof) any default or event of default under the Senior Credit Facility, the Interim Notes, this Agreement, or under any other material Indebtedness or agreement of the Parent, the Company or any of their Subsidiaries.

           (iii) The total purchase price for the Bowen Acquisition shall be approximately $75.0 million and the total purchase price for the Cardwell Acquisition (including the refinancing of all of the existing debt of Cardwell) shall be approximately $15.25 million. The Acquisitions shall be financed with (x) $65.0 million of borrowings by the Company under the Senior Credit Facility and (y) the issuance by the Company of $31.0 million in aggregate principal amount of Interim Notes to the Interim Lenders.

           (iv) The Bowen Acquisition shall have been consummated concurrently with or prior to the issuance of the Interim Notes pursuant to the provisions of the acquisition agreements related thereto in the forms previously delivered to Lehman Brothers and all conditions precedent to the consummation of the Bowen Acquisition set forth in the acquisition agreements related thereto shall have been satisfied or, with the prior approval of each of the Interim Lenders, waived.

           (v) The agreement entered into in connection with the Cardwell Acquisition shall have been executed by the appropriate parties in the forms previously delivered to Lehman Brothers.

        (g) Documentation, Legal Matters, etc. All matters relating to the transactions contemplated by this Agreement, the Related Documents, the Acquisition Agreements, the Senior Credit Facility and the transactions contemplated hereby and thereby shall be satisfactory to the Interim Lenders in their sole discretion, and the Interim Lenders shall have received such additional certificates, legal and other opinions (including with respect to solvency) and documentation as they shall request.

        (h) Solvency Matters. The Interim Lenders shall have received an Officer's Certificate from the President and the Chief Financial Officer of each of the Parent and the Company in form and substance satisfactory to the Interim Lenders certifying that after giving effect to the Acquisitions and the transactions contemplated in this Agreement, the Parent and the Company are Solvent.

        (i) Financial Statements. The Interim Lenders shall have received all audited and unaudited historical financial statements of the Parent, the Company, the other Guarantors and Cardwell (including pro forma financial statements giving effect to all other completed or probable acquisitions) meeting the requirements of Regulations S-X for a Form S-1 registration statement, and all such financial statements shall be satisfactory in form and substance to the Interim Lenders. Such financial statement shall show actual consolidated EBITDA of the Company for the twelve-month period ended December 31, 1996 of not less than $22.1 million. The Interim Lenders shall have received all historical financial statements of Bowen that would be required under Regulation S-X for a Form S-1 registration statement (although such financial statements may be unaudited), which shall be satisfactory in form and substance to the Interim Lenders.

        (j) Pro Forma Financial Statements. The Interim Lenders shall have received a satisfactory pro forma consolidated income statement of the Company meeting the requirements of Regulation S-X for a Form S-1 registration statement for the period of four consecutive fiscal quarters most recently ended prior to the Closing Date, adjusted to give effect to the consummation of the Acquisitions, and the financings contemplated by this Agreement and the Senior Credit Facility as if such transactions had occurred on the first day of such period, and such pro forma consolidated income statement shall show consolidated EBITDA for such four-quarter period of not less than $27.2 million.

        (k) Absence of Certain Capital Market Events. There shall not have occurred and be continuing as of the Closing Date any of the following conditions: (i) trading on the New York Stock Exchange ("NYSE"), the NASDAQ National Market or the American Stock Exchange ("AMEX") shall have been wholly suspended; (ii) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities other than in connection with program trading shall have been imposed, on the NYSE, the NASDAQ National Market or the AMEX or by order of the Commission or any other governmental authority having jurisdiction; (iii) a banking moratorium shall have been declared by federal or New York authorities; or (iv) an outbreak of major hostilities or other national or international calamity (financial or other) or any other material adverse change in the financial markets since the date hereof, or any event the effect of which, in the opinion of Lehman Brothers, is likely to be materially adverse to the financial markets or, in the opinion of Lehman Brothers, will make it impracticable or inadvisable to proceed with the marketing of the Permanent Securities or the High Yield Notes.

        (l) Absence of Certain Changes. No material adverse change in the consolidated financial condition, business, operations, assets, liabilities, management, prospects or value of the Parent, the Company or the Acquired Businesses (including any event which, in the opinion of the Interim Lenders, is reasonably likely to result in such a material adverse change) shall have occurred since March 31, 1996. Except as set forth on Schedule 5.2(l), the Parent, the Company and the Acquired Businesses shall have no liabilities (absolute or contingent) except those set forth on the Financial Statements, those incurred under the Senior Credit Facility and the Transaction Documents or those incurred in the ordinary course of business since the date of the last Financial Statements delivered pursuant to Section 5.2(i) that do not, in the aggregate, exceed 5% of their total assets.

        (m) Net Capital. There shall not have occurred any change in law, regulation or interpretation thereof that could result in any Interim Lender's commitment to provide, or any Interim Lender's providing, the financing contemplated by this Agreement being a charge to the net capital of any Affected Party.

        (n) Environmental Audit. The Interim Lenders shall have received satisfactory environmental information with respect to the real property owned or leased by the Parent, the Company, any of their respective Subsidiaries and the Acquired Businesses from a firm satisfactory to the Interim Lenders, in their sole respective discretion.

        (o) Capitalization; Corporate Structure. The capitalization and corporate and ownership structure of the Company before and after the transactions contemplated hereby and the financing thereof shall be satisfactory to the Interim Lenders in all material respects.

        (p) Approvals and Consents. All governmental, quasi-governmental, shareholder, and material third-party approvals and consents necessary or desirable in connection with the Acquisitions (except for approval of the Cardwell Acquisition by the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Act of 1976) and the transactions contemplated hereby and the financing thereof shall have been received and shall be in full force and effect.

        (q) Due Diligence. The Interim Lenders and their counsel shall have completed their due diligence review of the Parent and the Company and their respective operations (including the operations of the Acquired Businesses), and each of them shall be satisfied with the results thereof. Such review may include, among other things, an examination of (i) accounting, litigation, regulatory, tax, labor, insurance, pension and environmental liabilities, actual or contingent, (ii) material contracts, leases and debt agreements and (iii) the general business, operations, financial conditions, management, prospects and value of the Parent, the Company and the Acquired Businesses.

        (r) Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Entity that, in the opinion of any of the Interim Lenders, affects the transactions contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect (including any such action, suit, investigations, litigation or proceeding which, in the reasonable opinion of any of the Interim Lenders is reasonably likely to result in such a Material Adverse Effect) or any of the transactions contemplated by any of the Transaction Documents.

        The sale of Interim Notes by the Company on the Closing Date shall constitute a representation and warranty by the Parent and the Company to the effect that the applicable conditions precedent set forth in this Article V are satisfied on the Closing Date.


                                   ARTICLE VI

        TRANSFER OF THE INTERIM NOTES; REPRESENTATIONS OF INTERIM LENDERS

        Section 6.1 Transfer of the Interim Notes. Each Interim Lender represents and agrees that it is purchasing Interim Notes for its own account or for the account of its beneficial owners and that it will not, directly or indirectly, transfer, sell, assign, pledge or otherwise dispose of the Interim Notes unless such transfer, sale, assignment, pledge or other disposition is made (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under, or otherwise in compliance with, the Securities Act. Each of the Interim Lenders also represents and warrants to the Company that it is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act). Each of the Interim Lenders acknowledges that the Interim Notes will bear a legend restricting the transfer thereof for so long as may be required by the Securities Act.

        Subject to the provisions of the previous paragraph, each of the Relevant Parties agrees that (i) each Interim Lender and each subsequent Holder will be free to sell or transfer all or any part of the Interim Notes to any third party and to pledge any or all of the Interim Notes to any commercial bank or other institutional lender, provided, however, that, in the case of such sale or transfer, each Holder shall first give the Company a one Business Day opportunity to purchase such Interim Notes on the same terms as are being offered by such third party and (ii) Strategic Resource Partners will be free to sell or transfer all or any part of the Interim Notes to any of its beneficial owners.

        Section 6.2 Registration of Transfer or Exchange. Upon surrender of any Interim Note by a Holder for registration of transfer or exchange, the Company will execute and deliver in exchange therefor a new Interim Note or Interim Notes of the same aggregate tenor and principal amount, registered in such names and in such denominations as such Holder may request. The Company may require certificates of transferors and transferees of Interim Notes, or an Opinion of Counsel, in order to establish compliance with the Securities Act. The Company may require payment by such Holder of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer.

        Section 6.3 Register. The Company shall maintain a register of the Holders of all the Interim Notes issued pursuant to this Agreement. The Company will allow any Holder of an Interim Note to inspect and copy such register at the Company's principal place of business during normal business hours.


                                   ARTICLE VII

                                EVENTS OF DEFAULT

        Section 7.1 Events of Default. An "Event of Default" with respect to the Interim Notes occurs if:

        (a) any representation or warranty made or deemed made by the Parent or the Company or any of their Subsidiaries herein or in the Senior Credit Facility or that is contained in any certificate, document or financial or other statement furnished by any of them at any time under this Agreement or shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that any incorrect statement made in
    Section 2.6 shall be material;

        (b) the Company defaults in the payment of the principal of or premium on any of the Interim Notes, when the same shall become due and payable, whether at stated maturity, upon acceleration, upon redemption, or otherwise, and whether or not such payment is prohibited by Article VIII;

        (c) the Company defaults in the payment of any interest upon any of the Interim Notes, when the same becomes due and payable, whether or not such payment is prohibited by Article VIII, and such default continues for five calendar days;

        (d) the Company defaults in the payment of any other amounts payable under this Agreement and such default continues for five calendar days;

        (e) the Parent, the Company or any of their respective Subsidiaries fails to observe or perform any of its covenants or agreements in Article IV (excluding Sections 4.8 and 4.18) or the Parent, the Company or any of their respective Subsidiaries fails to observe or perform any of its covenants or agreements contained in Section 4.8 or 4.18 and such failure continues for a period of 30 days.

        (f) the Parent, the Company or any of their respective Subsidiaries fails to observe or perform any of its covenants or agreements (other than those set forth in clause (e) above) contained in any of the Transaction Documents or the Interim Notes, and such failure continues for a period of 20 Business Days following the earlier of (i) written notice to the Parent or the Company of such failure by any Holder of outstanding Interim Notes or
    (ii) the date on which such failure is discovered by the Parent, the Company or such Subsidiary;

        (g) a default occurs under any agreement, mortgage, indenture or instrument under which there is or may be issued or by which there is or may be secured or evidenced any Indebtedness for money borrowed by the Parent, the Company or any of their respective Subsidiaries (or the payment of which is Guaranteed by the Parent, the Company or any of their respective Subsidiaries), whether such Indebtedness or Guarantee now exists or shall be created hereafter, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness or Guarantee prior to the expiration of the grace period provided in such Indebtedness or Guarantee (a "Payment Default") or (ii) results in the acceleration of such Indebtedness or Guarantee prior to its express maturity and, in each case, the principal amount of such Indebtedness or Guarantee, together with the principal amount of any other Indebtedness or Guarantee as to which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1.0 million or more;

        (h) the Parent, the Company or any Subsidiary of the Parent or the Company pursuant to or within the meaning of any Bankruptcy Law:

           (i) commences a voluntary case;

           (ii) consents to the entry of an order for relief against it in an involuntary case;

           (iii) consents to the appointment of a Custodian of it or for any substantial part of its property;

           (iv) makes a general assignment for the benefit of its creditors; or

           (v) generally is not paying, or admits its inability to pay, its debts as the same become due;

or takes any comparable action under foreign laws relating to insolvency;

        (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

           (i) is for relief against the Parent, the Company or any Subsidiary of the Parent or the Company in an involuntary case or proceeding;

           (ii) appoints a Custodian of the Parent, the Company or any Subsidiary of the Parent or the Company or for all or substantially all of the property of the Parent, the Company or any such Subsidiary; or

           (iii) orders the winding up or liquidation of the Parent, the Company or any Subsidiary of the Parent or the Company;

or any similar relief is granted under any foreign laws relating to insolvency, and such order, decree or similar relief remains unstayed and in effect for 60 days;

        (j) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Parent, the Company or any of their respective Subsidiaries and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, if the aggregate of all such undischarged judgments exceeds $1.0 million; or

        (k) except as permitted by this Agreement, any Related Party Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Related Party Guarantee; or

        (l) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) the Company or any ERISA Affiliate shall fail to satisfy its contribution requirements under
Section 412(c)(11) of the Code, whether or not it has sought a waiver under
Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $2,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $2,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $2,000,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and with respect to such loss of qualification, the Company or any ERISA Affiliate can reasonably be expected to be required to pay (for additional taxes, payments to or on behalf of Plan participants, or otherwise) an aggregate amount exceeding $2,000,000; or (vii) the occurrence of any combination of events listed in clauses (iii) through (vi) that involves a net increase in aggregate Unfunded Pension Liabilities and unfunded liabilities in excess of $5,000,000;

        Section 7.2 Acceleration. If an Event of Default (other than an Event of Default specified in Sections 7.1(h) and (i)) occurs and is continuing, the Holders of at least 25% in principal amount of the then outstanding Interim Notes by written notice to the Company may declare the unpaid principal of and any accrued interest on all the Interim Notes to be due and payable. Upon such declaration the principal and interest shall be due and payable immediately. If an Event of Default specified in Section 7.1(h) or (i) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder.

        Section 7.3 No Avoidance. In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Parent or the Company with the intention of avoiding payment of the premium that the Company would have had to pay upon redemption or prepayment of the Interim Notes pursuant to Section 3.6 or 3.7, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Interim Notes in accordance with Section 7.2.

        Section 7.4 Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

        Section 7.5 Delay or Omission Not Waiver. No delay or omission by any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

        Section 7.6 Waiver of Past Defaults. Subject to Section 12.3, the Holders of a majority in aggregate principal amount of the then outstanding Interim Notes by written notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

        Section 7.7 Rights of Holders To Receive Payment. Notwithstanding anything to the contrary contained in this Agreement, the right of any Holder to receive payment of principal of and interest on the Interim Notes held by such Holder, on or after the respective due dates expressed in the Interim Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.



                                  ARTICLE VIII

                         SUBORDINATION OF INTERIM NOTES

        Section 8.1 Agreement to Subordinate. The Company agrees, and each Holder by accepting an Interim Note agrees, that the Obligations with respect to the Interim Notes are subordinated in right of payment, to the extent and in the manner provided in this Article VIII, to the prior payment in full in cash, of all Obligations of the Company under the Senior Debt and that the Subordination is for the benefit of the holders of the Senior Debt.

        Section 8.2 Liquidation, Dissolution, Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

        (a) holders of Senior Debt shall be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim) before the Holders shall be entitled to receive any payment with respect to the Interim Notes; and

        (b) until all Obligations with respect to Senior Debt (as provided in subsection (a) above) are paid in full in cash, any distribution to which the Holders would be entitled but for this Article VIII, shall be made to holders of Senior Debt, as their interests may appear.

        Section 8.3 Default on Senior Credit Facility. The Company may not make any payment or distribution to the Holders in respect of the Interim Notes or the Obligations related thereto and may not acquire from the Holders any Interim Notes for cash or property (other than Net Cash Proceeds) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

        (a) a default in the payment of any principal or other Obligations with respect to the Senior Debt occurs or any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms; or

        (b) a default, other than a payment default, on the Senior Debt occurs and is continuing that then permits holders of Indebtedness under the Senior Debt to accelerate its maturity and the Holders receive a written notice of the default (a "Payment Blockage Notice"). If the Holders receive any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 8.3 unless and until (i) at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Interim Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        The Company may and shall resume payments on and distributions in respect of the Interim Notes and may acquire them upon the earlier of:

        (1) the date upon which the default under the Senior Debt is cured or waived and, in the case of Senior Debt that has been accelerated, such acceleration has been rescinded, or

        (2) in the case of a default referred to in Section 8.3(b) hereof, 179 days pass after a Payment Blockage Notice is received if the maturity of the Senior Debt has not been accelerated,

if this Article VIII otherwise permits such payment, distribution or acquisition.

        Section 8.4 When Distribution Must Be Paid Over. In the event that any Holder receives any payment with respect to the Interim Notes or any Obligations related thereto that because of this Article VIII should not have been made to such Holder, such payment shall be held by such Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under the indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of Senior Debt.

        Section 8.5 Subrogation. After all Senior Debt is paid in full in cash, and until the Interim Notes are paid in full, the Holders shall be subrogated (equally and ratably with all other Indebtedness ranking pari passu with the Interim Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Article VIII to holders of Senior Debt that otherwise would have been made to the Holders is not, as between the Company and the Holders, a payment by the Company on the Senior Debt.

        Section 8.6 Relative Rights. This Article VIII defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Agreement shall:

           (1) impair, as between the Company and the Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and premium and interest on the Interim Notes in accordance with their terms,

           (2) affect the relative rights of Holders and other creditors of the Company other than the Holders' rights in relation to holders of Senior Debt, or

           (3) prevent any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Debt under this Article VIII to receive distributions and payments otherwise payable to the Holders.

           If the Company fails because of this Article VIII to pay principal of or interest on an Interim Note on the due date, such failure after any applicable grace period provided for in Section 7.1 is still an Event of Default.

        Section 8.7 Subordination May Not Be Impaired by Company. No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Interim Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Agreement.

        Section 8.8 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to the Administrative Agent or other Representative.

        Section 8.9 Holders Entitled to Rely. Upon any payment or distribution pursuant to this Article VIII, the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction and (ii) upon a certificate of the representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article VIII.

        Section 8.10 Acceleration of Interim Notes. If payment of the Interim Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration. If any Senior Debt is outstanding, the Company may not make any payment in respect of the Interim Notes until five Business Days after the Administrative Agent receives such notice, and, thereafter, only if this Article VIII otherwise permits.

        Section 8.11 Reliance by Holders of Senior Debt on Subordination Provisions. Each Holder by accepting an Interim Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Interim Notes, to acquire and continue to hold such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Debt.

        Section 8.12 Amendments. The provisions of this Article VIII shall not be amended or modified without the written consent of the holders of Senior Debt.

                                   ARTICLE IX

                                   TERMINATION

        Section 9.1 Termination. The Interim Lenders, by notice to the Company, may terminate this Agreement at any time after March 31, 1997 if the Closing has not occurred on or prior to such date.

        Section 9.2 Liability. If this Agreement is terminated pursuant to this
Article IX, such termination shall be without liability of any party to any other party, except that, whether or not the transactions contemplated by this Agreement are consummated, (i) the Company shall reimburse the Interim Lenders for all their reasonable out-of-pocket expenses pursuant to Section 12.1 and the Engagement Letter and (ii) the indemnity provisions contained in Article XI shall remain operative and in full force and effect.


                                    ARTICLE X

                            RELATED PARTY GUARANTEES

        Section 10.1 Related Party Guarantees. Each of the Guarantors jointly and severally unconditionally guarantees to each Holder irrespective of the validity and enforceability this Agreement, the Interim Notes and the obligations of the Company hereunder or thereunder that: (a) the principal of, premium, if any, and interest, if any, on the Interim Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and (to the extent permitted by law) interest on the overdue principal of, premium, if any, and interest, if any, on the Interim Notes (including all reasonable costs of collection and enforcement thereof and interest thereon which would be owing by the Company but for the effect of any Bankruptcy Law, if any, and all other Obligations of the Company to the Holders under this Agreement and the Interim Notes shall be promptly paid in full when due or performed, all in accordance with the terms of this Agreement and the Interim Notes; and (b) in case of any extension of time of payment or renewal of any Interim Notes, or the issuance of Rollover Notes or any of such other Obligations, that the same shall be promptly paid in full when due or performed in accordance with their terms whether at stated maturity, by acceleration, redemption or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally and unconditionally obligated to pay the same immediately whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Section 7.2. Each Guarantor agrees that this is a continuing guarantee of payment and not merely a guarantee of collection.

        The Guarantors hereby agree that their obligations hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

        (i) any extension, renewal, settlement, compromise, waiver or release in respect of any Obligation of the Company under this Agreement or the Interim Notes, by operation of law or otherwise;

        (ii) any modification or amendment of or supplement to this Agreement, the Interim Notes or any of the Transaction Documents;

        (iii) any release, non-perfection or invalidity of any direct or indirect security for, or any other guarantee of, any of the Obligations guaranteed by this Article X;

        (iv) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any Obligation of the Company contained in this Agreement or the Interim Notes;

        (v) the existence of any claim, set-off or other rights which any Guarantor may have at any time against the Company or any other Person, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

        (vi) any invalidity or unenforceability relating to or against the Company for any reason of this Agreement or the Interim Notes, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Interim Notes or any other amount payable by it under this Agreement or the Interim Notes;

        (vii) any other act or omission to act or delay of any kind by the Company or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor's obligations hereunder; or

        (viii) any exchange of Interim Notes for Rollover Notes or any issuance of additional Interim Notes or Rollover Notes pursuant to Section 3.4.

        Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that, subject to this Article X, this Related Party Guarantee shall not be discharged except by complete performance of all Obligations on and with respect to the Interim Notes and this Agreement.

        If any Holder is required by any court or otherwise to return to the Company or any of the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or any of the Guarantors, any amount paid to the Holder, this Related Party Guarantee, to the extent of the amount so returned, shall be reinstated in full force and effect.

        Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 7.2 notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 7.2, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Related Party Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Related Party Guarantee.

        Section 10.2 Subordination of Related Party Guarantees. The Obligations of each Guarantor under its Related Party Guarantee pursuant to this Article X shall be junior and subordinated to the Senior Guarantee of such Guarantor on the same basis as the Interim Notes are junior and subordinated to Senior Debt of the Company under Article VIII hereof.

        Section 10.3 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Interim Notes, each Holder, hereby confirms that it is the intention of all such parties that this Related Party Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Related Party Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Related Party Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Related Party Guarantee, result in the Obligations of such Guarantor under the Related Party Guarantee not constituting a fraudulent transfer or conveyance.

        Section 10.4 Execution and Delivery of Related Party Guarantees. To further evidence this Related Party Guarantee, each Guarantor hereby agrees that a notation of such Related Party Guarantee shall be endorsed by an Officer of such Guarantor on each Interim Note and that this Agreement shall be executed on behalf of such Guarantor by a duly authorized Officer of such Guarantor.

        Each Guarantor hereby agrees that this Related Party Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Interim Note a notation of such Related Party Guarantee.

        If an Officer of any Guarantor who endorses a notation of this Related Party Guarantee on an Interim Note no longer holds that office after such Interim Note is issued, this Related Party Guarantee shall be valid nevertheless with respect to such Guarantor.

        The delivery of any Interim Note by the Company shall constitute due delivery of this Related Party Guarantee with respect to such Interim Note as set forth in this Agreement on behalf of the Guarantors.

        In the event that the Parent, the Company or any Subsidiary of the Parent or the Company creates or acquires a new Domestic Subsidiary subsequent to the date of this Agreement, the Parent, the Company or such Domestic Subsidiary, as the case may be, shall cause such new Domestic Subsidiary to execute this Related Party Guarantee by joining this Agreement as if it were an original party hereto and acknowledging its obligations under the Related Party Guarantee with respect to all outstanding Interim Notes.

        Section 10.5 Stay of Acceleration. In the event that acceleration of the time for payment of this Related Party Guarantee is stayed upon insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement and the Interim Notes shall nonetheless by payable by each Guarantor forthwith on demand by each Holder.

        Section 10.6 Consolidation or Merger of Guarantors. Without limiting the provisions of Section 4.6, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless such corporation, person or entity is a Guarantor.

                                   ARTICLE XI

                                    INDEMNITY

        Section 11.1 Indemnification. The Parent, the Company and each Guarantor (each, an "Indemnifying Party" and, collectively, the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless Lehman Brothers, the Interim Lenders and the Holders, each of their respective controlling persons and each director, officer, employee, affiliate and agent thereof (each, an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which any Indemnified Party may become subject relating to or arising out of or in connection with the transactions contemplated by this Agreement (including the use of the proceeds from the sale of the Interim Notes) or any related transaction, and to reimburse each Indemnified Party, promptly upon demand, for expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened loss, claim, damage or liability, or any litigation, proceeding or other action in respect thereof, including any amount paid in settlement of any litigation, proceeding or other action (commenced or threatened) to which the Indemnifying Parties shall have consented in writing (such consent not to be unreasonably withheld) whether or not any Indemnified Party is a party and whether or not liability resulted; provided, however, that the indemnity contained in this
Article XI will not apply to any Indemnified Party with respect to losses, claims, damages, liabilities or related expenses arising from the willful misconduct or gross negligence of such Indemnified Party.

        Section 11.2 Notice of Action. (a) Promptly after receipt by an Indemnified Party of written notice with respect to the commencement of any investigation, claim, litigation, proceeding or other action (collectively, an "Action") with respect to which such Indemnified Party may seek indemnification hereunder, such Indemnified Party shall notify the Indemnifying Parties in writing of such Action; but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Parties from any liability that the Indemnifying Parties may have hereunder to such Indemnified Party, except to the extent that the Indemnifying Party shall have been materially prejudiced thereby.

        (b) Upon receipt of such notice by an Indemnifying Party, the Indemnifying Party will be entitled to participate in any Action and, to the extent it wishes, to assume the defense thereof, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this indemnity for any legal expenses subsequently incurred by such Indemnified Party in connection with such defense; provided, however, that such Indemnified Party will have the right to employ its own counsel in any such Action, and the fees and expenses of such counsel will be at the expense of such Indemnified Party; provided, further, that if (i) the employment of such counsel has been authorized by such Indemnifying Party in connection with the defense of such Action, which authorization shall not be unreasonably withheld, or (ii) the named parties in any such Action (including any impleaded parties) include any Indemnified Party and such Indemnifying Party and such Indemnified Party will have been advised by such counsel that there may be one or more legal defenses available to such Indemnified Party which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party will not have the right to assume the defense of such Action on behalf of such Indemnified Party) or (iii) the Indemnifying Party shall not have assumed the defense of such Action and employed counsel therefor reasonably satisfactory to such Indemnified Party within a reasonable time after notice of commencement of such action, such fees and expenses will be borne by the Indemnifying Party, it being understood that the Indemnifying Party will not, in connection with any one such Action, be liable for the fees and expenses of more than one firm of attorneys in any one jurisdiction.

        Section 11.3 Indemnity not Available. If indemnification were for reason of public policy not to be available, the Indemnifying Party and the Holders agree to contribute (in proportion to their respective commitments in the case of the Holders) to the losses, claims, damages, liabilities or expenses (or Actions in respect thereof) for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Party, on the one hand, and the Holders, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities or expenses (or actions in respect thereof).

        Section 11.4 Indemnity for Taxes, Reserves and Expenses. If after the date hereof, the adoption of any law or guideline or any amendment or change in the administration, interpretation or application of any existing or future law or guideline by any Governmental Entity charged with the administration, interpretation or application thereof, or the compliance with any request or directive of any Governmental Entity (whether or not having the force of law):

        (a) subjects an Affected Party to any tax or changes the basis of taxation with respect to this Agreement or the Interim Notes or payments of amounts due hereunder or thereunder or with respect to this Agreement or the Related Documents, (including, without limitation, any sales, gross receipts, general corporate, withholding, personal property, privilege or license taxes, and including claims, losses and liabilities arising from any failure to pay or delay in paying any such tax (unless such failure or delay results solely from such Affected Party's gross negligence or willful misconduct), but excluding federal, state or local taxes based on income or franchise taxes imposed in lieu of income taxes) incurred by such Affected Party arising out of or as a result of this Agreement, the Interim Notes or the Related Documents;

        (b) imposes, modifies or deems applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, an Affected Party;

        (c) shall change the amount of capital maintained or requested or directed to be maintained by an Affected Party; or

        (d) imposes upon an Affected Party any other condition or expense (including, without limitation, (i) loss of margin and (ii) attorneys' fees and expenses, expenses incurred by officers or employees of an Affected Party (or any successor thereto) and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement or the Related Documents or the purchase, maintenance or funding of the purchase of the Interim Notes by an Affected Party, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, reduce the rate of return on capital of, or impose any expense (including loss of margin) upon, an Affected Party with respect to this Agreement, the obligations hereunder, the Related Documents or the funding of the purchase of the Interim Notes hereunder, the Affected Party may notify the Indemnifying Party of the amount of such increase, reduction, or imposition, and the Indemnifying Parties shall pay to the Affected Party the amount the Affected Party deems necessary to compensate the Affected Party for such increase, reduction or imposition. Any Affected Party claiming additional compensation under this Section 11.4 shall deliver to the Company a certificate setting forth any additional amounts that such Affected Party is entitled to receive, including a calculation thereof in reasonable detail, such certificate to be conclusive absent manifest error. Such amounts shall be due and payable by the Indemnifying Parties 5 Business Days after such certificate is delivered.

        Section 11.5 Indemnification for Underwriting Services. Each Indemnifying Party agrees that if such Indemnifying Party and Lehman Brothers execute an underwriting agreement or placement agreement relating to the Permanent Securities or the High Yield Notes, such agreement shall contain customary indemnification and contribution provisions.

        Section 11.6 Survivorship of Indemnification. The provisions contained in this Article XI shall remain in full force and effect whether or not any of the transactions contemplated hereby are consummated and notwithstanding the termination of this Agreement. The amounts payable by any Indemnifying Party under this Article XI shall be payable whether or not any of the transactions contemplated under this Agreement are consummated.

        Section 11.7 Liability Not Exclusive; Payments. The agreements of each Indemnifying Party in this Article XI shall be in addition to any liability that each may otherwise have. All amounts due under this Article XI shall be payable as incurred upon written demand therefor.


                                   ARTICLE XII

                                  MISCELLANEOUS

        Section 12.1 Expenses; Documentary Taxes. The Parent, the Company and the Guarantors jointly and severally agree to pay (a) all reasonable out-of-pocket expenses (including, without limitation, expenses incurred in connection with due diligence of the Interim Lenders) associated with the preparation, execution and delivery, administration, waiver, enforcement or modification and enforcement of the documentation contemplated hereby and (b) the reasonable fees and disbursements of legal counsel to the Interim Lenders in connection with the transactions contemplated herein; provided, however, legal fees in connection with the preparation of Commitment Letter and this Agreement shall not exceed $250,000 in the aggregate, plus reasonable disbursements, unless either the Parent or the Company shall agree to a higher amount. The Parent, the Company and the Guarantors jointly and severally agree to indemnify the Interim Lenders against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Entity by reason of the execution and delivery, or the terms, of this Agreement or the Interim Notes.

        Section 12.2 Notices. All notices and other communications pertaining to this Agreement or any Interim Note shall be in writing and shall be delivered in person, with receipt acknowledged, or by facsimile and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           (i) If to the Interim Lenders, to them at:

               Strategic Resource Partners Fund
               3 World Financial Center
               New York, New York  10285
               Attention: Michael Konigsberg
               Facsimile No.:  (212) 526-4827
               with a copy to:

               Lehman Brothers, Inc.
               3 World Financial Center
               New York, New York  10285
               Attention: Michael Konigsberg
               Facsimile No.:  (212) 526-3738

               with a copy to:

               Latham & Watkins
               885 Third Avenue
               New York, New York  10022
               Attention:  Kirk A. Davenport, Esq.
               Facsimile No.:  (212) 751-4864

           (ii) If to the Company or the Parent, to it at:

               c/o IRI International Corporation
               First Interstate Bank Plaza
               Houston, Texas  77002
               Attention:  Chief Financial Officer
               Facsimile No.:  (713) 659-1526

               with a copy to:

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, New York  10022
               Attention:  Michael R. Bassett
               Facsimile No.:  (212) 755-7306

or to such other person or address as shall be furnished to the other party in compliance with this Section.

        Section 12.3 Consent to Amendments and Waivers. (a) Except as provided in Section 12.3(b), this Agreement and the Interim Notes may be amended or supplemented with the consent of the Parent, the Company, each of the Guarantors and the Holders of at least a majority in principal amount of the Interim Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Interim Notes), and any existing default or compliance with any provision of this Agreement or the Interim Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Interim Notes (including consents obtained in connection with a tender offer or exchange offer for Interim Notes). Interim Notes held by the Parent, the Company or any of their respective Affiliates will not be deemed to be outstanding for purposes of this Section 12.3.

        (b) Without the consent of the Parent, the Company, each Guarantor and each Holder affected, an amendment or waiver may not (with respect to any Interim Notes held by a non-consenting Holder): (i) reduce the principal amount of any Interim Note, (ii) change the fixed maturity of any Interim Note, (iii) reduce the rate of or change the time for payment of interest on any Interim Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or premium on the Interim Notes (except a rescission of acceleration of the Interim Notes by the Holders of at least a majority in aggregate principal amount of the Interim Notes in accordance with Section 7.6 and a waiver of the payment default that resulted from such acceleration), (v) make any Interim Note payable in money other than that stated in the Interim Note, (vi) make any change in the provisions of this Agreement relating to the rights of Holders to receive payments of principal of or premium, if any, or interest on the Interim Notes,
(vii) alter or amend the prepayment, repurchase or redemption provisions of this Agreement or any Interim Note or waive any prepayment, repurchase or redemption payment with respect to any Interim Note or (viii) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any amendment to the provisions of Sections 3.6 and 4.21 and Article VIII shall require the consent of the Holders of at least 75% in aggregate principal amount of the Interim Notes then outstanding if such amendment would adversely affect the rights of any Holder.

        (c) Neither the Parent, the Company nor any Guarantor shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment permitted by Section 12.3(a) unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Section 12.4 Statements Required in Officers' Certificate and Opinion. Each Officers' Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Agreement shall include:

        (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

        (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

        (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

        (d) a statement as to whether, in such Person's opinion, such condition or covenant has been complied with.

        Section 12.5 Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and each subsequent Holder and each of their respective successors and assigns. Except as expressly provided in Article VIII or XI, nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than Lehman Brothers, the parties hereto and their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. Except as expressly provided in Article VIII or XI, this Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of Lehman Brothers, the parties hereto and the affiliates and beneficial owners of the Interim Lenders, and any subsequent Holder of a Interim Note and their respective successors and assigns, and for the benefit of no other person.

        Section 12.6 New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND THE INTERIM NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES

DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THE INTERIM NOTES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INTERIM NOTES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 12.7 Replacement Interim Notes. If any Interim Note becomes mutilated and is surrendered by the Holder thereof to the Company, or if the Holder thereof claims that any Interim Note has been lost, destroyed or wrongfully taken, the Company shall execute and deliver to such Holder a replacement Interim Note, upon the delivery by such Holder of an indemnity to the Company to save it and any agent of it harmless in respect of such loss, destruction or wrongful taking with respect to such Interim Note.

        Section 12.8 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants and agreements of the Parent, the Company, the Guarantors, and the Interim Lenders and any subsequent Holder in this Agreement or any Interim Note shall bind their respective successors and assigns. Neither the Parent, the Company, nor any Guarantor may assign or transfer any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the Holders of at least a majority in principal amount of Interim Notes then outstanding.

        Section 12.9 Severability Clause. In case any provision in this Agreement or any Interim Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective in such jurisdiction only to the extent of such invalidity, illegality or unenforceability.

        Section 12.10 Representations, Warranties and Agreements To Survive Delivery. All representations, warranties and agreements contained in or incorporated into this Agreement, or contained in Officers' Certificates submitted pursuant hereto, shall remain operative and in full force and effect until the Interim Notes have been repaid in full, regardless of any investigation made by or on behalf of the Interim Lenders or any controlling person of the Interim Lenders, or by or on behalf of the Parent or the Company, and shall survive delivery of the Interim Notes.

        Section 12.11 No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another indenture, loan or debt agreement of the Parent, the Company or any of their respective Subsidiaries or any other Person. No such indenture, loan or debt agreement may be used to interpret this Agreement.

        Section 12.12 Limitation of Liability. Strategic Resource Partners is a Delaware business trust whose Certificate of Trust is on file with the Secretary of State of the State of Delaware. All persons dealing with Strategic Resource Partners, because it is a Delaware statutory business trust, must look solely to the series (within the meaning given to such term by Section 3806(b)(2) of the Delaware Business Trust Act) of ownership interests in Strategic Resource Partners evidencing ownership by

Strategic Resource Partners of Interim Notes for the enforcement of any claims against Strategic Resource Partners arising by reason of or in connection with such interest. None of the manager, the adviser, the trustee, the beneficial owners or other agents of Strategic Resource Partners assumes any personal liability in connection with the business of Strategic Resource Partners or for obligations entered into on behalf of Strategic Resource Partners.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Senior Subordinated Increasing Rate Note Purchase Agreement as of the date first above written.

                                    IRI INTERNATIONAL CORPORATION


                                    By:_________________________________
                                       Name:
                                       Title:


                                    ENERGY SERVICES INTERNATIONAL LTD.


                                    By:_________________________________
                                       Name:
                                       Title:


                                    STRATEGIC RESOURCE PARTNERS FUND

                                      By: LEHMAN BROTHERS TB INC.


                                      By:_______________________________
                                         Name:
                                         Title:

                                   SCHEDULE 1E
                                  EXISTING DEBT

                                   SCHEDULE 1P
                                 PERMITTED LIENS

                                  SCHEDULE 2.5
                               MATERIAL CONTRACTS

                                  SCHEDULE 2.6
                       SUBSIDIARIES; PERCENTAGE OWNERSHIP

                                  SCHEDULE 2.10
                              FINANCIAL STATEMENTS

                                  SCHEDULE 2.13
                              INTELLECTUAL PROPERTY

                                  SCHEDULE 2.14
                                   PROCEEDINGS

                                  SCHEDULE 2.18
                                  ENVIRONMENTAL

                                  SCHEDULE 2.25
                                 ERISA SCHEDULE

                                 SCHEDULE 5.2(l)
                             ADDITIONAL LIABILITIES


                                       69